UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CONFLUENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Confluent, Inc.

899 W. Evelyn Avenue

Mountain View, California 94041

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2024 at 9:00 a.m., Pacific Time

Dear Stockholder:

We are pleased to invite you to virtually attend the 2024 Annual Meeting of Stockholders (including any adjournments, continuations, or postponements, the Annual Meeting) of Confluent, Inc., a Delaware corporation (Confluent). The Annual Meeting will be held virtually, via live audio webcast at www.virtualshareholdermeeting.com/CFLT2024 on Wednesday, June 12, 2024 at 9:00 a.m., Pacific Time. You may attend the meeting by logging on using the control number located in the Notice of Internet Availability of Proxy Materials you receive. The virtual format of the Annual Meeting allows us to maximize stockholder access, while also saving time and money for both Confluent and our stockholders. Even with a virtual format, you will be able to vote and submit questions during the meeting, and we encourage you to attend online and participate.

The Annual Meeting will be held for the following purposes, which are more fully described in the accompanying materials:

1.

To elect three Class III directors, Lara Caimi, Jonathan Chadwick, and Neha Narkhede, as approved by the Board of Directors, to hold office until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, or removal;

2.	To ratify the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the year ending December 31, 2024;

3.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers; and

4.	To conduct any other business properly brought before the Annual Meeting.

We have elected to provide internet access to our proxy materials, which include the proxy statement for our Annual Meeting (Proxy Statement) accompanying this notice, in lieu of mailing printed copies. Providing our Annual Meeting materials via the internet reduces the costs associated with our Annual Meeting and lowers our environmental impact, all without negatively affecting our stockholders’ ability to timely access Annual Meeting materials. A complete list of record stockholders will be available for examination at our headquarters in Mountain View, California, by any stockholder for any purpose germane to the Annual Meeting for a ten day period ending on the day before the meeting date. If you would like to view the list, please email us at CLO@confluent.io.

On or about April 24, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023 (2023 Annual Report). The Notice provides instructions on how to vote online or by telephone and how to receive a paper copy of proxy materials by mail. The Proxy Statement and our 2023 Annual Report can be accessed directly at the internet address www.proxyvote.com using the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.

Our Board of Directors has fixed the close of business on April 15, 2024 as the record date for the Annual Meeting. Only stockholders of record at the close of business on April 15, 2024 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Jay Kreps
Chief Executive Officer and Chairman

Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, please ensure that your shares are voted during the Annual Meeting by signing and returning a proxy card or by using our internet or telephonic voting system. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held on your behalf by a brokerage firm, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that nominee.

Confluent, Inc.

PROXY STATEMENT FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

Confluent, Inc.

899 W. Evelyn Avenue

Mountain View, California 94041

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2024 at 9:00 a.m., Pacific Time

GENERAL INFORMATION

Our Board of Directors is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders (including any adjournments, continuations, or postponements, the Annual Meeting) of Confluent, Inc., for the purposes described in this proxy statement for our Annual Meeting (Proxy Statement). The Annual Meeting will be held virtually via a live audio webcast on the internet on June 12, 2024 at 9:00 a.m., Pacific Time. The Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023 (2023 Annual Report) is first being mailed on or about April 24, 2024 to all stockholders entitled to vote at the Annual Meeting. If you held shares of our common stock at the close of business on April 15, 2024, you are invited to virtually attend the Annual Meeting at www.virtualshareholdermeeting.com/CFLT2024 and vote on the proposals described in this Proxy Statement.

In this Proxy Statement, (i) we refer to Confluent, Inc. as “Confluent,” “we,” “us,” or “our,” and to the Board of Directors of Confluent as “our Board of Directors,” (ii) our use of “common stock” includes both Class A common stock and Class B common stock together, and (iii) “stockholders” includes both holders of Class A common stock and holders of Class B common stock. The 2023 Annual Report accompanies this Proxy Statement. You also may obtain a paper copy of the 2023 Annual Report without charge by following the instructions in the Notice.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, should not be considered to be part of this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

Questions and Answers

What am I voting on?

There are three matters scheduled for a vote at the Annual Meeting:

•

Proposal One: Election of three Class III directors, Lara Caimi, Jonathan Chadwick, and Neha Narkhede, each nominated by our Board of Directors, to hold office until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, or removal;

•	Proposal Two: Ratification of the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the year ending December 31, 2024; and

•	Proposal Three: Non-binding advisory vote to approve the compensation of our named executive officers.

What are the voting recommendations of our Board of Directors?

Our Board of Directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm as described in Proposal Two, and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement, and as described in Proposal Three.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 24, 2024 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 15, 2024 (Record Date) will be entitled to vote at the Annual Meeting. On the Record Date, there were 244,160,010 shares of Class A common stock and 73,180,766 shares of Class B common stock outstanding.

Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone, or by completing and returning a printed proxy card.

Beneficial Owner: Shares Held on Your Behalf by a Brokerage Firm, Bank, or Other Nominee. If, at the close of business on the Record Date, your shares were held not in your name, but on your behalf by a brokerage firm, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that nominee. Those shares will be reported as being held by the nominee (e.g., your brokerage firm) in the system of record used for identifying stockholders. As a beneficial owner of the shares, you are invited to attend the Annual Meeting, and you have the right to direct your brokerage firm, bank, or other nominee regarding how to vote the shares in your account. You may access the meeting and vote by logging in with your control number at www.virtualshareholdermeeting.com/CFLT2024.

Will a list of record stockholders as of the Record Date be available?

A complete list of record stockholders will be available for examination at our headquarters in Mountain View, California, by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the meeting. If you would like to view the list, please email us at CLO@confluent.io.

How do I attend and ask questions during the Annual Meeting?

We will be hosting the Annual Meeting via live audio webcast only. You can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CFLT2024 by logging in with your control number. The meeting will start at 9:00 a.m., Pacific Time, on Wednesday, June 12, 2024. We recommend that you log in a few minutes before 9:00 a.m., Pacific Time, to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

In order to enter the Annual Meeting, you will need your control number, which is included in the Notice or on your proxy card if you are a stockholder of record. If you are the beneficial owner of your shares, your control number is included with your voting instruction card and voting instructions received from your brokerage firm, bank, or other nominee. Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/CFLT2024.

If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/CFLT2024 using your control number, type your question into the “Ask a Question” field, and click “Submit.” To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. We will answer as many questions submitted in accordance with the rules of conduct as possible in the time allotted for the Annual Meeting. Only questions that are relevant to an agenda item to be voted on by stockholders at the Annual Meeting will be answered.

How do I vote?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote (i) in advance of the Annual Meeting by proxy through the internet, by telephone, or by using a proxy card that you may request or that we may elect to deliver at a later time or (ii) online during the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded. For more information, see the question below titled “Can I change my vote or revoke my proxy after submitting a proxy?”

•

To vote in advance of the Annual Meeting (i) through the internet, go to www.proxyvote.com to complete an electronic proxy card, or (ii) by telephone, call 1-800-690-6903. You will be asked to provide the control number from the Notice, proxy card, or instructions that accompanied your proxy materials. Votes over the internet or by telephone must be received by 11:59 p.m., Eastern Time on June 11, 2024 to be counted.

•

To vote in advance of the Annual Meeting using a printed proxy card, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. Your proxy card must be received no later than June 11, 2024.

•

To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/CFLT2024, starting at 9:00 a.m., Pacific Time, on Wednesday, June 12, 2024. You will need to enter the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials. The webcast will open 15 minutes before the start of the Annual Meeting.

Beneficial Owner: Shares Held on Your Behalf by a Brokerage Firm, Bank, or Other Nominee. If you are a beneficial owner of shares held on your behalf by a brokerage firm, bank, or other nominee, you should have received a Notice containing voting instructions from that nominee rather than from us. To vote online during the Annual Meeting, you must follow the instructions from such nominee.

What if I have technical difficulties or trouble accessing the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/CFLT2024.

How many votes do I have?

Each holder of shares of our Class A common stock will have one vote per share held as of the close of business on the Record Date. Each holder of shares of our Class B common stock will have ten votes per share held as of the close of business on the Record Date.

What if another matter is properly brought before the Annual Meeting?

Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting, and currently knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, by telephone, using a printed proxy card, or online during the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote or revoke my proxy after submitting a proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

•	Submit another properly completed proxy card with a later date.

•	Grant a subsequent proxy by telephone or through the internet by 11:59 p.m., Eastern Time on June 11, 2024.

•	Send a timely written notice that you are revoking your proxy to our Secretary via email at CLO@confluent.io.

•

Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, change your vote or revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a beneficial owner and your shares are held in “street name” on your behalf by a brokerage firm, bank, or other nominee, you should follow the instructions provided by that nominee.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote through the internet, by telephone, by completing a proxy card, or online during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of our Board of Directors:

•	“FOR” the election of each of the three nominees for Class III director,

•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2024, and

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in “street name” and I do not provide my brokerage firm, bank, or other nominee with voting instructions, what happens?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares or withholds votes as to a particular proposal, or if a broker, bank, or other nominee holding its customers’ shares of record causes abstentions or withheld votes to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions and withheld votes will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal Nos. 2 and 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, withheld votes and broker non-votes will have no impact on the outcome of such proposal as long as a quorum exists.

Brokerage firms, banks, and other nominees have discretionary voting power over “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as elections of directors (even if not contested), mergers, stockholder proposals, executive compensation, and certain corporate governance proposals, even if supported by management.

When a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine,” the broker, bank or other such agent cannot vote the shares. When there is at least one “routine” matter that the broker, bank or other securities intermediary votes on, the shares that are un-voted on “non-routine” matters are counted as “broker non-votes.” Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the voting power of the shares present and entitled to vote on a matter. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

Your brokerage firm, bank, or other nominee may vote your shares on Proposal No. 2, which is considered a “routine” matter. Your brokerage firm, bank, or other nominee may not, however, vote your shares on Proposals No. 1 or 3, which are considered “non-routine” matters, without your instructions, which would result in a “broker non-vote.” In such case, your shares would not be counted as having been voted on Proposals No. 1 or 3, as applicable.

If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your brokerage firm, bank, or other nominee by the deadline provided in the materials you receive from your nominee.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count:

•	For the proposal to elect three Class III directors, votes “FOR,” “WITHHOLD,” and broker non-votes;

•	For the proposal to ratify the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2024, votes “FOR,” “AGAINST,” and abstentions; and

•	For the proposal to approve the compensation of our named executive officers, as disclosed in this proxy statement, votes “FOR,” “AGAINST,” abstentions and broker non-votes.

How many votes are needed to approve each proposal?

Proposal One. Directors are elected by a plurality of the votes of the shares present by remote communication or by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. “Plurality” means that the three director nominees for Class III who receive the largest number of votes cast “FOR” such nominees will be elected as directors. As a result, any shares not voted “FOR” a particular nominee, whether as a result of a “WITHHOLD” vote or a broker non-vote (in other words, where a brokerage firm has not received voting instructions from the beneficial owner for this proposal and as a result, does not have discretionary power to vote on the matter), will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director.

Proposal Two. The ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2024 requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present by remote communication or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Because this is a routine proposal, there will not be any broker non-votes.

Proposal Three. The approval of the compensation of our named executive officers on a non-binding, advisory basis, requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present by remote communication or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter. Abstentions are considered shares present and entitled to vote on this proposal and, thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our Board of Directors or our company. Our Board of Directors and our Compensation Committee, however, will consider the outcome of the vote when determining the compensation of our named executive officers.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote at the Annual Meeting are present at the Annual Meeting either by virtual attendance or by proxy.

Your shares will be counted as present only if you submit a valid proxy (or one is submitted on your behalf by your brokerage firm, bank, or other nominee) or if you virtually attend the Annual Meeting by logging in with your control number. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the Annual Meeting or holders of a majority of the voting power of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We expect that preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

When are stockholder proposals due for our 2025 annual meeting?

Requirements for stockholder proposals to be considered for inclusion in our proxy materials. To be considered for inclusion in the proxy materials for our 2025 annual meeting of stockholders, stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (Exchange Act), must be submitted in writing by December 25, 2024 to our Secretary at 899 W. Evelyn Avenue, Mountain View, California 94041, Attention: Secretary.

Requirements for stockholder proposals to be brought before the annual meeting. Our Amended and Restated Bylaws provide that, for stockholder proposals (including director nominations) that are to be considered at an annual meeting but that are not to be included in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (including because they were not timely submitted for inclusion pursuant to Rule 14a-8 under the Exchange Act), stockholders must give timely advance written notice thereof to our Secretary at 899 W. Evelyn Avenue, Mountain View, California 94041, Attention: Secretary. In order to be considered timely, notice of a proposal (including a director nomination) for consideration at the 2025 annual meeting of stockholders that is not to be included in next year’s proxy statement pursuant to Rule 14a-8 must be received by our Secretary in writing not earlier than the close of business on February 12, 2025 nor later than the close of business on March 14, 2025. However, if our 2025 annual meeting of stockholders is not held between May 13, 2025 and July 12, 2025, the notice must be received not earlier than the close of business on the 120th day prior to the 2025 annual meeting of stockholders, and not later than the close of business on the later of the 90th day prior to the 2025 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2025 annual meeting is first made. Any such notice to the Secretary must include the information required by our Amended and Restated Bylaws.

Who is paying for this proxy solicitation?

We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokerage firms, banks, and other nominees for the cost of forwarding proxy materials to beneficial owners.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The following table sets forth, for the Class III nominees for election at the Annual Meeting and our other directors who will continue in office after the Annual Meeting, their ages, independence, and position or office held with us as of March 31, 2024:

Name	Age	Independent(2)	Title
Class III director nominees(1)
Lara Caimi	47	☑	Director
Jonathan Chadwick	58	☑	Director
Neha Narkhede	39	☑	Director
Class I directors(1)
Alyssa Henry	53	☑	Director
Jay Kreps	43		Chief Executive Officer and Chairman
Greg Schott(3)	59	☑	Director
Class II directors(1)
Matthew Miller	43	☑	Director
Eric Vishria	44	☑	Director
Michelangelo Volpi	57	☑	Director

(1)

Class III director nominees are up for election at the Annual Meeting and will continue in office until the 2027 annual meeting of stockholders. Class I directors will continue in office until the 2025 annual meeting of stockholders. Class II directors will continue in office until the 2026 annual meeting of stockholders.

(2)	As defined in Nasdaq listing rules.
(3)	Lead Independent Director.

Set forth below is biographical information for the Class III director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes, or skills that led our Board of Directors to recommend them for board service.

Nominees for Election at the Annual Meeting

Lara Caimi. Ms. Caimi has served as a member of our Board of Directors since December 2020. Since June 2023, she has served as President of Worldwide Field Operations at Samsara Inc., an IoT software company. From December 2017 to May 2023, she served in various leadership positions, including Chief Customer and Partner Officer, at ServiceNow, Inc., a service management software company. From October 2000 to November 2017, she served as a Partner at Bain & Company Inc., a management consulting firm. Ms. Caimi holds a B.A. in English Literature and Economics from St. Olaf College, an M.I.B. from the University of Sydney as a Fulbright Scholar, and an M.B.A. from Harvard Business School. We believe Ms. Caimi is qualified to serve as a member of our Board of Directors because of her significant knowledge of the software industry and her leadership experience.

Jonathan Chadwick. Mr. Chadwick has served as a member of our Board of Directors since August 2019. From November 2012 to April 2016, Mr. Chadwick served as Chief Financial Officer and Executive Vice President of VMware, Inc. a virtualization and cloud infrastructure solutions company, and also served as VMware’s Chief Operating Officer from August 2014 to April 2016. Previously, Mr. Chadwick served in various leadership positions at Skype Communications S.á.r.l., a voice over IP service, and Microsoft Corporation after its acquisition of Skype in October 2011. He has served as a director of Zoom Video Communications, Inc., a video conferencing company, since September 2017, ServiceNow, Inc., a service management software company, since October 2016, Samsara Inc., an IoT software company, since August 2020, and various private companies. He previously served on the board of directors of Elastic N.V., a search and data analysis company, from August 2018 to September 2023, Cognizant Technology Solutions Corporation, an IT business services provider, from April 2016 to December 2019, and F5 Networks, Inc., an application networking delivery company, from August 2011 to June 2019. Mr. Chadwick previously qualified as a Chartered Accountant in England and holds a B.Sc. degree in Electrical and Electronic Engineering from the University of Bath, U.K. We believe Mr. Chadwick is qualified to serve as a member of our Board of Directors because of his significant financial expertise as a chief financial officer of other companies and service on the board of directors of various public companies.

Neha Narkhede. Ms. Narkhede is a co-founder of our company and has served as a member of our Board of Directors since our inception in September 2014. Since July 2021, Ms. Narkhede has served as Chief Executive Officer of Oscilar, Inc., a risk-management platform. She previously served as our Chief Technology and Product Officer from 2015 through December 2019. From February 2010 to September 2014, she served as a software engineer and more recently as Lead, Streams Infrastructure at LinkedIn Corp., an employment-oriented online service company. Ms. Narkhede holds a B.E. in Computer Science from the University of Pune and an M.S. in Computer Science from the Georgia Institute of Technology. We believe Ms. Narkhede is qualified to serve on our Board of Directors due to her experience as co-founder of our company and her expertise and experience as a software engineer.

Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders

Alyssa Henry. Ms. Henry has served as a member of our Board of Directors since May 2021. From May 2014 to October 2023, Ms. Henry served in various leadership roles, including Chief Executive Officer of Square, at Block, Inc., a public software and financial services company. From 2006 to 2014, Ms. Henry served in various positions, including as Vice President of Amazon Web Services and Storage Services, for Amazon.com Inc., a commerce company. Ms. Henry has served as a director of Intel Corporation, a semiconductor and technology company, since January 2020, and previously served as a director of Unity Software Inc., a video game software development company, from October 2018 to November 2022. Ms. Henry holds a B.S. in Mathematics and Applied Science with a Specialization in Computing from the University of California, Los Angeles. Ms. Henry was selected to serve on our Board of Directors because of her experience working in the software and technology industries and her expertise in computer science and engineering.

Jay Kreps. Mr. Kreps is a co-founder of our company and has served as Chief Executive Officer and a member of our Board of Directors since our inception in September 2014. Prior to founding our company, from July 2009 to September 2014, he served as an engineer, engineering manager and software architect at LinkedIn Corp., an employment-oriented online service company. He was one of the original creators of Apache Kafka while at LinkedIn. Mr. Kreps holds a B.S. in computer science and an M.S. in computer science from the University of California, Santa Cruz. We believe Mr. Kreps is qualified to serve on our Board of Directors because of his experience as co-founder of our company and co-creator of Apache Kafka as well as his extensive knowledge of the data analytics and cloud services industries.

Greg Schott. Mr. Schott has served as a member of our Board of Directors since June 2020. From October 2022 to November 2023, he served as the Executive Chairman of Veev, Inc., a building technology company. From June 2018 to March 2020, Mr. Schott served in various leadership positions at Salesforce.com, Inc., a cloud-based software company. From 2009 to 2018, Mr. Schott served as Chairman and Chief Executive Officer of MuleSoft, LLC. Mr. Schott holds a B.S. in Mechanical Engineering from North Carolina State University and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Schott is qualified to serve on our Board of Directors due to his extensive experience in leadership roles at technology and cloud computing companies.

Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders

Matthew Miller. Mr. Miller has served as a member of our Board of Directors since March 2017. Since March 2012, Mr. Miller has served as a Partner at Sequoia Capital, a venture capital firm. Mr. Miller currently serves on the boards of directors of a number of privately-held companies. Mr. Miller holds a B.S. from Brigham

Young University. We believe Mr. Miller is qualified to serve on our Board of Directors due to his extensive experience in the data analytics and cloud services industries, including as a venture capital investor and a member of the boards of directors of other data analytics and cloud services companies.

Eric Vishria. Mr. Vishria has served as a member of our Board of Directors since September 2014. Since July 2014, Mr. Vishria has served as a General Partner at Benchmark, a venture capital firm. From August 2013 to August 2014, Mr. Vishria served as Vice President of Digital Magazines and Verticals at Yahoo Inc., a web services and digital media company. Previously, Mr. Vishria served as co-founder and Chief Executive Officer of RockMelt, Inc., a social media web browser. Mr. Vishria also serves on the boards of directors of Amplitude, Inc., a digital analytics platform, and a number of privately-held companies. Mr. Vishria holds a B.S. in Mathematical and Computational Science from Stanford University. We believe Mr. Vishria is qualified to serve on our Board of Directors because of his experience as a venture capital investor and a member of the boards of directors of other data analytics and cloud services companies.

Michelangelo Volpi. Mr. Volpi has served as a member of our Board of Directors since April 2015. From July 2009 to June 2023, Mr. Volpi served as a Partner at Index Ventures, a venture capital firm, and since July 2023, serves as a Retired Partner of Index Ventures. Mr. Volpi has served as a director of Sonos, Inc., a consumer electronics company, since March 2010, Aurora Innovation, Inc., a self-driving technology company, since January 2018, and Ferrari N.V., a luxury automotive company, since April 2023. Mr. Volpi has previously served as a director of various public companies, including Elastic N.V., a search and data analysis company, from January 2013 to July 2022, Tishman Speyer Innovation Corp. II, a publicly traded special purpose acquisition company, from February 2021 to December 2022, TS Innovation Acquisitions Corp., a publicly traded special purpose acquisition company, from November 2020 to June 2021, Fiat Chrysler Automobiles N.V., an automotive company, from April 2017 to January 2021, Zuora, Inc., an enterprise software company, from November 2011 to June 2020, Hortonworks, Inc. (now a subsidiary of Cloudera, Inc.), a data software company, from October 2011 to January 2019, Pure Storage, Inc., an all-flash data storage company, from April 2014 to October 2018, and Exor N.V., a holding company, from April 2012 to May 2018. Mr. Volpi holds a B.S. in Mechanical Engineering, an M.S. in Manufacturing Systems Engineering, and an M.B.A. from Stanford University. We believe Mr. Volpi is qualified to serve on our Board of Directors because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Independence of our Board of Directors

Our Class A common stock is listed on the Nasdaq Global Select Market (Nasdaq). Under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Under the listing standards of Nasdaq, a director will only qualify as an “independent director” if the listed company’s board of directors affirmatively determines that the director does not have a relationship which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing standards of Nasdaq. Compensation Committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of Nasdaq.

Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board of Directors has affirmatively determined that each of our directors, other than Mr. Kreps, is “independent” as that term is defined under the listing standards of Nasdaq. In making these affirmative determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with Confluent and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Transactions with Related Persons.”

Board Leadership

Our Nominating and Governance Committee periodically considers the leadership structure of our Board of Directors and makes such recommendations to our Board of Directors as our Nominating and Governance Committee deems appropriate. Our Corporate Governance Guidelines also provide that, when our Board of Directors does not have an independent chairperson, the independent members of our Board of Directors will designate a “Lead Independent Director.”

Currently, our Board of Directors believes that it is in the best interests of Confluent and our stockholders for our Chief Executive Officer, Mr. Kreps, to serve as both Chief Executive Officer and Chairman given his knowledge of our company and industry and his strategic vision. Because Mr. Kreps has served and continues to serve in both these roles, our Board of Directors has appointed a Lead Independent Director, Greg Schott. As Lead Independent Director, Mr. Schott provides leadership to our Board of Directors if circumstances arise in which the role of Chief Executive Officer and Chairman of our Board of Directors may be, or may be perceived to be, in conflict, and performs such additional duties as our Board of Directors may otherwise determine and delegate, including presiding over each executive session of non-management directors in which those directors meet without management participation. Our Board of Directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our Board of Directors, and sound corporate governance policies and practices.

Role of the Board in Risk Oversight

Our Board of Directors oversees our risk management processes, which are designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance stockholder value while mitigating and managing identified risks. A fundamental part of our approach to risk management is not only understanding the most significant risks we face as a company and the necessary steps to manage those risks, but also deciding what level of risk is appropriate for Confluent. Our Board of Directors plays an integral role in guiding management’s risk tolerance and determining an appropriate level of risk.

While our full Board of Directors has overall responsibility for evaluating key business risks, its committees monitor and report to our Board of Directors on certain risks. Our Audit Committee monitors our major financial, accounting, legal, compliance, investment, tax, cybersecurity, data privacy and information technology risks, and the steps our management has taken to identify and control these exposures, including by reviewing and setting guidelines, internal controls, and policies that govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal, regulatory, and ethical compliance programs, and directly supervises our internal audit function. Our Compensation Committee assesses and monitors whether our compensation philosophy and practices have the potential to encourage excessive risk-taking, and also plans for leadership succession. Our Nominating and Governance Committee oversees risks associated with our corporate governance practices, evaluates director independence and board composition, oversees board nomination activities, periodically reviews our Code of Conduct and Corporate Governance Guidelines, and provides oversight with respect to our environmental, social and governance (ESG) strategy and other corporate governance policies and practices.

In connection with its reviews of the operations of our business, our full Board of Directors addresses holistically the primary risks associated with our business, as well as the key risk areas monitored by its committees, including cybersecurity and privacy risks. Our Board of Directors appreciates the evolving nature of our business and industry and oversees Confluent’s monitoring and mitigation of new threats and risks as they emerge. In particular, our Board of Directors is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents.

At periodic meetings of our Board of Directors and its committees, management reports to and seeks guidance from our Board of Directors and its committees with respect to the most significant risks that could affect our business, such as legal and compliance risks, cybersecurity and privacy risks, and financial, tax, and audit-related risks. In addition, among other matters, management provides our Audit Committee periodic reports on our compliance programs and investment policy and practices. Our Audit Committee also receives regular reports concerning our significant cybersecurity threats and risk and the processes we have implemented to address them.

Board Meetings and Committees

Our Board of Directors is responsible for the oversight of management and the strategy of Confluent and for establishing corporate policies. Our Board of Directors meets periodically during the year to review significant developments affecting Confluent and to act on matters requiring the approval of our Board of Directors. Our Board of Directors met six times during our last fiscal year. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Mergers and Acquisitions Committee. The Audit Committee met five times during our last fiscal year. Our Compensation Committee met four times during our last fiscal year. Our Nominating and Governance Committee met five times during our last fiscal year. Our Mergers and Acquisitions Committee did not meet separately during our last fiscal year. During our last fiscal year, each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served. We strongly encourage our directors to attend our Annual Meeting. Seven of our directors attended our 2023 annual meeting of stockholders.

The current composition and responsibilities of each of the standing committees of our Board of Directors are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Name	Audit	Compensation	Nominating and Governance	Mergers & Acquisitions

Jay Kreps

Lara Caimi

Jonathan Chadwick

Alyssa Henry(1)

Matthew Miller

Neha Narkhede(2)

Greg Schott(3)

Eric Vishria

Michelangelo Volpi

Committee Chairperson.
(1)	Ms. Henry was appointed as chairperson of the Compensation Committee in February 2024.
(2)	Ms. Narkhede was appointed as a member of the Audit Committee in February 2024.
(3)	Lead Independent Director.

Audit Committee

Our Audit Committee consists of Jonathan Chadwick, Matthew Miller, Neha Narkhede, and Eric Vishria. Ms. Narkhede joined our Audit Committee in February 2024. The chairperson of our Audit Committee is Mr. Chadwick. Our Board of Directors has determined that each member of our Audit Committee satisfies the independence requirements under the listing standards of Nasdaq and Rule 10A-3(b)(1) under the Exchange Act. Our Board of Directors has determined that Mr. Chadwick is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of his or her employment.

The primary purpose of our Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our accounting and financial reporting processes and internal controls, the audit and integrity of our financial statements, overseeing our independent registered public accounting firm and our internal audit function, our compliance with applicable laws, and our risk assessment and risk management with respect to financial, accounting, tax, cybersecurity, data privacy, and information technology matters. Specific responsibilities of our Audit Committee include:

•	helping our Board of Directors oversee our accounting and financial reporting processes and internal controls;

•

managing the selection, appointment, compensation, retention, independence, evaluation, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	approving or, as permitted, pre-approving, audit and permissible non-audit and tax services to be performed by the independent registered public accounting firm;

•

discussing the scope, materiality, and timing of the annual audit with management and the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the results of the independent audit and the quarterly reviews;

•	preparing the Audit Committee Report that the SEC requires in our annual proxy statement;

•

reviewing and discussing with management and the independent registered public accounting firm the adequacy and effectiveness of our internal controls, and any fraud involving management or other Confluent employees that have a significant role in our internal controls;

•	reviewing and discussing the adequacy and effectiveness of our disclosure controls and procedures;

•	meeting periodically with the internal auditors;

•

reviewing and discussing with management and the independent registered public accounting firm the adequacy and effectiveness of our legal, regulatory, and ethical compliance programs and reports regarding compliance with applicable laws, regulations, and internal compliance programs;

•

overseeing procedures for the receipt, retention, and treatment of complaints on accounting, internal accounting controls, or audit matters, and for employees to submit concerns anonymously about questionable accounting or auditing matters, and overseeing the review and resolution of any complaints or submissions on accounting, internal accounting controls, or audit matters;

•	reviewing and discussing our major financial risk exposures, including reviewing our guidelines and policies on risk assessment and risk management;

•

reviewing significant cybersecurity matters and concerns, including information security, data privacy, and related regulatory matters and compliance, and reviewing and discussing material risks relating to cybersecurity, threats and information systems, and Confluent’s processes for assessing, identifying, and managing risks relating to cybersecurity;

•	reviewing with management our investment philosophy and policies;

•	overseeing significant tax matters;

•	reviewing and overseeing related party transactions;

•	setting hiring policies with respect to employees and former employees of our independent registered public accounting firm; and

•	reviewing our Whistleblower Policy, Global Anti-Bribery and Anti-Corruption Policy, Related Person Transactions Policy, and other policies as requested by our management.

Our Audit Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available to stockholders on our website at https://investors.confluent.io/.

Compensation Committee

Our Compensation Committee consists of Lara Caimi, Alyssa Henry, Matthew Miller, and Greg Schott (who served as Compensation Committee chairperson until February 2024). Ms. Henry was appointed as the chairperson of our Compensation Committee in February 2024. Our Board of Directors has determined that each member of our Compensation Committee is independent under the listing standards of Nasdaq and Rule 10C-1 under the Exchange Act, and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans, and programs, and to review and determine, or recommend to our Board of Directors for approval, as appropriate, the compensation to be paid to our executive officers and directors. Specific responsibilities of our Compensation Committee include:

•

reviewing and approving the corporate goals and objectives applicable to the compensation of our Chief Executive Officer and, with the independent members of our Board of Directors, evaluating our Chief Executive Officer’s performance with respect to those goals and objectives;

•

reviewing and recommending to the independent members of our Board of Directors for approval the compensation of our Chief Executive Officer and any severance arrangements or change of control protections;

•	in consultation with our Chief Executive Officer, reviewing and approving the compensation of our other executive officers and any severance arrangements or change of control protections;

•

reviewing, approving, administering, adopting, amending, or terminating our incentive compensation plans, including by establishing performance objectives and certifying performance achievement, and granting awards under the plans (except with respect to our Chief Executive Officer, whereby our Compensation Committee will recommend award grants to the independent members of our Board of Directors for approval);

•	administering, adopting, amending, or terminating our equity incentive plans and, as the Compensation Committee deems appropriate, other benefit plans;

•	overseeing our compensation philosophy and the risks arising from our compensation philosophy and practices;

•

reviewing and recommending to our Board of Directors for approval the frequency with which we will conduct stockholder advisory votes on executive compensation and overseeing our submissions to stockholders on executive compensation matters;

•	reviewing and recommending to our Board of Directors the compensation of our non-employee directors;

•

reviewing, adopting, amending, or terminating, or recommending to our Board of Directors for approval, amendment, or termination, and overseeing our stock ownership policies and clawback policies, as determined to be necessary or appropriate or as required by law;

•	approving the retention of compensation consultants and outside service providers and advisors;

•	reviewing and discussing with management our Compensation Discussion and Analysis;

•	preparing the Compensation Committee Report that the SEC requires in our annual proxy statement;

•	reviewing and approving our peer companies; and

•

reviewing our succession planning process for our executive management team (and, with respect to our Chief Executive Officer, together with the other independent members of our Board of Directors) and assisting our Board of Directors in evaluating potential successors to our Chief Executive Officer.

Our Compensation Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available to stockholders on our website at https://investors.confluent.io/.

Processes and Procedures for Compensation Decisions

Our Compensation Committee is primarily responsible for establishing and reviewing our overall compensation strategy. In addition, our Compensation Committee oversees our compensation and benefit plans and policies, administers our equity incentive plans, reviews and approves all compensation decisions relating to our executive officers other than our Chief Executive Officer, and reviews and recommends all compensation decisions relating to our Chief Executive Officer to the independent members of our Board of Directors. Our Compensation Committee consults with our Chief Executive Officer regarding the compensation of our executive officers other than himself.

Our Compensation Committee has adopted an equity award grant policy. Under this policy, we generally grant equity awards on a regularly-scheduled basis to enhance the effectiveness of our internal control over our equity award grant process. Pursuant to the policy, our Compensation Committee has delegated certain limited authority to a management committee consisting of our Chief Financial Officer, Chief Legal Officer and Chief People Officer, by which such committee may approve the grant of certain equity awards to employees within guidelines reviewed and approved from time to time by our Compensation Committee and subject to other limitations and requirements.

Under its charter, our Compensation Committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel, and other advisors. During the year ended December 31, 2023, our Compensation Committee retained Compensia, Inc. (Compensia), a compensation consulting firm with compensation expertise relating to technology companies, to provide it with market information, analysis, and other advice relating to executive compensation on an ongoing basis. Compensia was engaged directly by our Compensation Committee to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers and non-employee directors, as well as to assess each separate element of executive officer and non-employee director compensation, with a goal of ensuring that the compensation we offer to our executive officers and non-employee directors is competitive, fair, and appropriately structured. Compensia does not provide any non-compensation related services to us, and maintains a policy that is specifically designed to prevent any conflicts of interest. In addition, our Compensation Committee has assessed the independence of Compensia, taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of Nasdaq, and concluded that no conflict of interest exists with respect to the work that Compensia performs for our Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During 2023, Lara Caimi, Alyssa Henry, Matthew Miller, and Greg Schott served as members of our Compensation Committee. None of the members of our Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Jonathan Chadwick, Greg Schott, and Michelangelo Volpi. The chairperson of our Nominating and Governance Committee is Mr. Volpi. Our Board of Directors has determined that each member of our Nominating and Governance Committee is independent under the listing standards of Nasdaq.

The primary purpose of our Nominating and Governance Committee is to assist our Board of Directors in identifying individuals to become members of our Board of Directors, to select, or recommend to our Board of Directors, director nominees for each annual meeting of stockholders and members for each committee of our Board of Directors, to develop and maintain our corporate governance policies, and to oversee the evaluation of our Board of Directors and its committees. Specific responsibilities of our Nominating and Governance Committee include:

•	determining the qualifications, qualities, skills, and other expertise required to be a director, and to develop and recommend to our Board of Directors for approval criteria for director nominees;

•	evaluating the size, composition, organization, and governance of our Board of Directors and its committees;

•

identifying, evaluating, and selecting, or recommending to our Board of Directors for selection, candidates to serve on our Board of Directors, including the nomination of incumbent directors for reelection and nominees recommended by stockholders;

•	considering the leadership structure of our Board of Directors, including the separation of the Chairman and Chief Executive Officer roles and/or the appointment of a Lead Independent Director;

•	evaluating the independence of directors and director nominees;

•	reviewing and making recommendations to our Board of Directors regarding the structure, composition, and chairpersons of the committees of our Board of Directors;

•	developing, reviewing, and making recommendations to our Board of Directors regarding our Corporate Governance Guidelines and other policies as requested by our management;

•

overseeing our corporate governance practices, including reviewing and making recommendations to our Board of Directors regarding any changes to our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws;

•	overseeing the conduct of annual evaluations of the Board of Directors and its committees;

•	reviewing stockholder proposals for action at our annual meeting and making recommendations to our Board of Directors regarding any such proposals;

•	reviewing our Code of Conduct and approving any changes;

•	reviewing conflicts of interest of directors and executive officers; and

•	overseeing our environmental, social, and governance strategy, programs, goals and public disclosures.

Our Nominating and Governance Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available to stockholders on our website at https://investors.confluent.io/.

Mergers and Acquisitions Committee

Our Mergers and Acquisitions Committee consists of Jay Kreps, Lara Caimi, Alyssa Henry, and Michelangelo Volpi. The chairperson of our Mergers and Acquisitions Committee is Mr. Volpi. The primary purpose of our Mergers and Acquisitions Committee is to review and assess, and assist our Board of Directors in reviewing and assessing, potential mergers, acquisitions, strategic investments, divestitures, and similar transactions, and assist management with corporate development strategy and opportunities. Specific responsibilities of our Mergers and Acquisitions Committee include:

•	assisting our Board of Directors in reviewing and assessing potential mergers, acquisitions, strategic investments, divestitures, and similar transactions;

•	reviewing and approving proposed mergers, acquisitions, strategic investments, divestitures, and similar transactions up to a certain value;

•	periodically evaluating the execution, integrations, and business and financial results of transactions completed by us;

•

reviewing and providing guidance to management and our Board of Directors with respect to our corporate development strategy and opportunities, including potential mergers, acquisitions, strategic investments, divestitures, and similar transactions; and

•	retaining, overseeing, and terminating advisors to assist in the discharge of the duties of the Mergers and Acquisitions Committee.

Nomination to the Board of Directors

Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of our Nominating and Governance Committee in accordance with the Committee’s charter, our policies, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our Policies and Procedures for Director Candidates, and the requirements of applicable law. In recommending candidates for nomination, the Nominating and Governance Committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and Amended and Restated Bylaws, using the same criteria to evaluate all such candidates.

Our Nominating and Governance Committee will only evaluate recommendations from a stockholder if such stockholder (i) holds at least 1% of the fully diluted capitalization of Confluent continuously for at least 12 months prior to the date of the submission of the recommendation, (ii) is a stockholder of record at the time of such recommendation, (iii) is entitled to vote in the annual meeting of the stockholders and (iv) has otherwise complied with the notice procedures set forth in our Amended and Restated Bylaws. An eligible stockholder that wishes to recommend a candidate for election to our Board of Directors may do so by submitting the above information in writing by letter directed to the attention of our Secretary and Chief Legal Officer at 899 W. Evelyn Avenue, Mountain View, California 94041. To be timely for the 2025 Annual Meeting of Stockholders, nominations must be received by our Secretary and Chief Legal Officer observing the same deadlines for stockholder proposals discussed above under “When are stockholder proposals due for our 2025 annual meeting?” The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Confluent and evidence of the recommending stockholder’s ownership of Confluent’s capital stock. The recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board of Directors membership.

Stockholders also have the right under our Amended and Restated Bylaws to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Governance Committee or our Board of Directors. Information regarding the process and required information to properly and timely submit stockholder nominations for candidates for membership on our Board of Directors is set forth in our Amended and Restated Bylaws and under the heading “General Information—Questions and Answers—When are stockholder proposals due for our 2025 annual meeting?”.

Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate and, in addition, the Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Director Qualifications

In addition to the qualifications, qualities, and skills that are necessary to meet U.S. state and federal legal, regulatory and Nasdaq listing requirements and the provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, Corporate Governance Guidelines, Policies and Procedures for Director Candidates, and charters of the committees of our Board of Directors, our Board of Directors and Nominating and Governance Committee require the following minimum qualifications to be satisfied by any nominee for a position on our Board of Directors: (i) high personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing Board of Directors, (iv) the ability to assist and support management and make significant contributions to Confluent’s success, and (v) an understanding of the fiduciary responsibilities that are required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

When considering nominees, our Board of Directors and Nominating and Governance Committee may also take into consideration many other factors including, among other things, the current composition of our Board of Directors, the candidates’ diversity, independence, areas of expertise, professional experience, industry knowledge, experience with high growth technology companies, public company experience, length of service, potential conflicts of interest, and the candidates’ other commitments. Our Board of Directors and Nominating and Governance Committee evaluate the foregoing factors, among others, and do not assign any particular weighting or priority to any of the factors.

To see our Board Diversity Matrix as of March 31, 2023, please see the proxy statement filed with the SEC on April 18, 2023.

Board Diversity Matrix (as of March 31, 2024)

Board Size:

Total Number of Directors	9

	Female	Male

Gender Identity:

Directors	3	6

Number of Directors who Identify in Any of the Categories Below:

Asian	1	1

White	2	5

Board Skills Matrix

The following matrix highlights the mix of key skills and experiences of our director nominees and continuing directors. Our directors have developed competencies in these skills through education, direct experience, and oversight responsibilities. Additional biographical information on each of our directors is described above.

Stockholder Communications with the Board of Directors

Stockholders or interested parties who wish to communicate with our non-management directors may send messages to us via email at stockholdercommunications@confluent.io. In accordance with our Policies and Procedures for Stockholder Communications to Independent Directors, our Chief Legal Officer or legal department, in consultation with appropriate directors as necessary, will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material). If appropriate, our Chief Legal Officer or legal department will route such communications to the appropriate director(s) or, if none is specified, to the chairperson of the Nominating and Governance Committee or the Lead Independent Director after review by the legal department.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to ensure that our Board of Directors has the necessary practices in place to review and evaluate Confluent’s business operations and make decisions that are independent of our management. The Corporate Governance Guidelines set forth the practices our Board of Directors intends to follow with respect to, among other things, board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, board committees, non-employee director compensation, and director education. Our Corporate Governance Guidelines also require the approval of our Board of Directors for service by any director on more than four additional public company boards. The Corporate Governance Guidelines are posted on our website at https://investors.confluent.io/.

Code of Conduct

We maintain a Code of Conduct that is applicable to all employees, executive officers, and directors. Our Code of Conduct is available on our Investor Relations website at https://investors.confluent.io/ under “Governance Documents.” We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website, if required by applicable law or the listing standards of Nasdaq.

Prohibition on Hedging, Short Sales, and Pledging

Our Insider Trading Policy prohibits officers, directors, employees, and other related individuals from engaging in derivative securities or hedging transactions, including prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities and the risks associated with holding our common stock. Our Insider Trading Policy also prohibits trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options and other compensatory equity awards issued by us), as well as using or pledging our common stock as collateral for loans or holding our common stock in margin accounts.

Our Employees and Human Capital Resources

Our Community

Our employees are the power behind our innovation and the foundation of our business. Investing in our people is a high priority and we strive to enhance and advance our culture and community. As of December 31, 2023, we had 2,744 employees distributed across 24 countries. 59% of our employees at that time were located within the United States. Some individual employees outside of the United States may be members of trade unions or participate in staff representative bodies.

Culture and Values

Culture is about how employees of Confluent work together to get things done. While each team has distinct norms and practices, across Confluent we share a set of core values that guide who we hire and what kind of behavior is rewarded. Our five core values are:

•	Earn Our Customers’ Love

•	Be Smart, Humble, and Empathetic

•	Be Fired Up and Get Stuff Done

•	Be Tasteful, Not Wasteful

•	One Team

Leadership Principles

Our leadership principles outline a shared set of expectations for how we think and act at Confluent. They amplify our core values and provide a blueprint for how we deliver on our mission and goals. While we believe every employee has the potential to demonstrate leadership in their day-to-day work, our leadership principles are especially designed to guide and support people managers in becoming the best leaders they can be. Our leadership principles are:

•	People Matter

•	Seek the Truth

•	Prioritize Ruthlessly

•	Inspire Excellence

•	Optimize for ROI

•	Be Open and Honest

•	Think Long Term

•	Lead with Courage and Honor

Engagement and Communication

Our CEO and executives host regular all-hands meetings to keep our employees apprised of Confluent’s strategy, goals and priorities. We also conduct regular, anonymous engagement surveys to help us understand the employee experience, maintain a real-time pulse on employee engagement, and continuously action areas of opportunity as an organization. It is a quick way for management to see trends in engagement and progress on action plans. By continuing to monitor our engagement, we can impact retention and attraction of top talent to Confluent.

Learning and Development

We strive to provide a culture of growth and learning where employees can try new things and continually grow and develop. We offer a variety of resources to support this effort, including leadership development programs and coaching for managers, professional and life skills coaching, ongoing training, and on-demand e-learning platforms for employees. Additionally, our quarterly check-ins facilitate development conversations between managers and employees.

At Confluent, we engage in a robust annual objectives and key results planning process, with annual and mid-year performance reviews and calibration sessions. These, along with quarterly check-ins, ensure employees receive the guidance and feedback they need to succeed. Additionally, our senior leaders participate in annual talent reviews, succession planning, and organization assessments to identify, grow, and retain our talent bench.

Asynchronous Remote-First Work Environment

Confluent is a remote-first work culture. We care more about how our employees work than where they work. Our remote-first model provides more flexibility for employees and broader access to talent. It also better positions us to support our global customer base.

We provide a number of tools and resources to support, connect, and enable our employees to be successful in this environment. Our team of “Experience Ambassadors,” located in almost every region where we operate, helps to bring our employees together at different times throughout the year. We regularly offer activities to engage with coworkers both in person and virtually. We also introduced “FlexDesk” to provide employees and teams an on-demand, professional space to meet in person.

Compensation and Benefits

We aim to provide compensation and benefits that are equitable, competitive, and meet the diverse needs of our global workforce. We believe it is important for our employees to have a stake in our success, which is why our total compensation packages include both cash and equity components for most roles.

In addition to our robust suite of medical, dental, vision and retirement benefits, we provide employees access to mental wellbeing resources, health and wellness resources, family building benefits, and a comprehensive paid leave program.

In addition, we believe that our remote-first model will enable us to attract top talent and provide employees the flexibility they increasingly seek.

Diversity and Inclusion

We are committed to the principles of inclusion, fairness, and equality. We believe that this commitment makes us a stronger, more vibrant, and more innovative company. We seek to build a global environment where every employee, regardless of background, identity, or life experience, has an equal opportunity to grow and thrive.

There are currently eight Employee Resource Groups (“ERGs”) at Confluent, each with senior executive sponsorship, ERG leadership, and active employee participation. We provide budget and support resources for each group, enabling global programming for heritage months, days of acknowledgement, and celebrations. We are proud to have a strong culture of empathy and inclusion, where we empower all employees to bring their whole selves to work.

Stock Ownership Guidelines

In an effort to align our directors’ and executive officers’ interests with those of our stockholders, we have adopted Stock Ownership Guidelines. Within five years of becoming subject to the guidelines, our non-employee directors are expected to own or hold Confluent stock, including any vested restricted stock units and restricted stock awards (Qualifying Confluent Stock), valued at not less than five times their total annual cash retainer for Board of Directors and committee service. Within five years of becoming subject to the guidelines, our executive officers for purposes of Section 16 of the Exchange Act are expected to own or hold Qualifying Confluent Stock valued at not less than three times their base salaries, except in the case of our Chief Executive Officer, who is expected to own or hold Qualifying Confluent Stock valued at not less than five times his base salary. Each of our Section 16 officers and non-employee directors was in compliance with the stock ownership guidelines as of December 31, 2023, having acquired the required number of shares or having more time to do so per the terms of our Stock Ownership Guidelines.

DIRECTOR COMPENSATION

Director Compensation Table

The following table sets forth information regarding compensation earned by or paid to our directors for the year ended December 31, 2023, other than Jay Kreps, our Chief Executive Officer and Chairman, who is also a member of our Board of Directors but did not receive any additional compensation for service as a director. The compensation of Mr. Kreps as a named executive officer is set forth below under “Executive Compensation—Summary Compensation Table”.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)	Total ($)
Lara Caimi	36,000	174,982	—	210,982
Jonathan Chadwick	54,000	174,982	—	228,982
Alyssa Henry	36,000	174,982	—	210,982
Matthew Miller	—	—	—	—
Neha Narkhede	30,000	174,982	—	204,982
Greg Schott	61,000	174,982	—	235,982
Eric Vishria	40,000	174,982	—	214,982
Michelangelo Volpi	—	—	—	—

(1)	Matthew Miller and Michelangelo Volpi waived payment of their annual cash retainer for fiscal year 2023.
(2)	Matthew Miller and Michelangelo Volpi waived the right to receive their annual RSU award under the Non-Employee Director Compensation Policy for fiscal year 2023.
(3)

The amounts reported in this column represent the aggregate grant-date fair value of an equity award granted to a director during the year ended December 31, 2023 under our 2021 Equity Incentive Plan (2021 Plan), computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification, Topic 718 (ASC Topic 718). The assumptions used in calculating the grant-date fair value of the equity award reported in this column are set forth in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. This amount does not reflect the actual economic value that may be realized by the director.

(4)

The following table sets forth information on the aggregate number of shares of our common stock underlying outstanding and unexercised stock options, unvested RSUs and unvested restricted stock held by our non-employee directors as of December 31, 2023:

Name	Number of RSUs Outstanding as of December 31, 2023	Number of Shares Underlying Outstanding Options as of December 31, 2023	Number of Shares of Unvested Restricted Stock Held as of December 31, 2023

Lara Caimi	5,399	—	75,325	(1)
Jonathan Chadwick	5,399	—	—
Alyssa Henry	5,399	250,000	—
Matthew Miller	—	—	—
Neha Narkhede	5,399	1,779,470	—
Greg Schott	5,399	450,944	—
Eric Vishria	5,399	—	—
Michelangelo Volpi	—	—	—

(1)

Represents restricted shares of our Class B common stock, acquired pursuant to Ms. Caimi’s early exercise of a stock option granted in December 2020, over which we have a right of repurchase in accordance with the option’s vesting schedule.

Non-Employee Director Compensation

We have adopted a non-employee director compensation policy, pursuant to which our non-employee directors receive the compensation described below. Our Board of Directors may amend this policy from time to time at its discretion, including to change the amounts of cash or restricted stock units (RSUs) that our non-employee directors may be entitled to receive or the grant or vesting schedule of RSUs under the policy.

In 2023, the Compensation Committee engaged Compensia, its third-party independent consultant, to review and make recommendations with respect to Confluent’s compensation policies relative to our peer group. Based on this review, in February 2024, our Board of Directors approved the amended and restated non-employee director compensation policy. Among the amendments was an increase to the cash retainers, initial appointment equity grant, and annual equity grants payable to our non-employee directors for their service beginning in 2024.

Annual Cash Compensation

Under our non-employee director compensation policy, each non-employee director is entitled to receive the following cash compensation for services on our Board of Directors and committees of our Board of Directors for fiscal years 2023 and 2024, as applicable:

Position	2024 Retainer	2023 Retainer
Member of our Board of Directors	$30,000	$30,000
Lead Independent Director of our Board of Directors	$18,000	$15,000
Audit Committee Chairperson(1)	$20,000	$20,000
Audit Committee Member	$10,000	$10,000
Compensation Committee Chairperson(1)	$15,000	$12,000
Compensation Committee Member	$7,500	$6,000
Nominating and Governance Committee Chairperson(1)	$10,000	$8,000
Nominating and Governance Committee Member	$5,000	$4,000
Mergers and Acquisitions Committee Chairperson(1)	$8,000	$8,000
Mergers and Acquisitions Committee Member	$4,000	$4,000

(1)	In lieu of the committee member service retainer.

The annual cash compensation amounts are payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarter of service (based on days served in the applicable quarter).

Matthew Miller and Michelangelo Volpi waived their annual cash retainers for Board of Director and committee service for fiscal year 2023.

Annual Retainer Grant

At the close of business on the date of each annual meeting of stockholders, unless waived by such director, each non-employee director will automatically receive a RSU award covering the number of shares of our Class A common stock equal to (i) $200,000 (increased from $175,000 in 2023), divided by (ii) the closing sales price per share of our Class A common stock on the date of the applicable annual meeting. For a non-employee director who was appointed to our Board of Directors less than 365 days prior to the applicable annual meeting, the $200,000 will be prorated based on the number of days from the date of appointment until such annual meeting. Each annual RSU award will fully vest on the earlier of (i) the date of the following year’s annual meeting (or the date immediately prior to the next annual meeting if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election), or (ii) the first anniversary of the applicable grant date. Each non-employee director may elect to receive an amount in cash in lieu of any future annual RSU award, equal to the dollar value of such annual RSU award. Each such annual cash award will vest and be payable on the earlier of (i) the date of the following year’s annual meeting (or the date immediately prior to the next annual meeting if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election), or (ii) the first anniversary of the date that the annual RSU award that the annual cash award is provided in lieu of would have otherwise been granted.

Initial Grant

Under our non-employee director compensation policy, each non-employee director appointed to our Board of Directors will automatically, at the close of business on the date of his or her appointment as a non-employee director, be granted a RSU award covering the number of shares of our Class A common stock equal to (i) $400,000 (increased from $350,000 in 2023) divided by (ii) the closing sales price per share of our Class A common stock on the applicable grant date, rounded down to the nearest whole share. Each initial RSU grant will vest over three years, with one-third of the RSU grant vesting on the first, second, and third anniversary of the applicable grant date, subject to the non-employee director’s continuous service through each applicable vesting date.

Acceleration

Our non-employee director compensation policy provides that for each non-employee director who remains in continuous service with Confluent until immediately prior to the closing of a Change in Control (as defined in the 2021 Plan), the shares subject to his or her then-outstanding equity awards and any annual cash awards that were granted pursuant to the non-employee director compensation policy, as well as any other then-outstanding equity awards held by such non-employee director, will become fully vested immediately prior to the closing of such Change in Control.

Expenses

We also reimburse each non-employee director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board of Director and committee meetings.

Compensation Limit

Our non-employee director compensation policy provides that the aggregate cash compensation and equity compensation that each non-employee director is eligible to receive is subject to the limits set forth in the 2021 Plan, which provides that the aggregate value of all compensation granted or paid to a non-employee director for any fiscal year starting with fiscal year 2022, including equity awards granted and cash fees paid to the non-employee director, may not exceed (i) $750,000 in total value or (ii) in the event the non-employee director is first appointed or elected to our Board of Directors during the applicable fiscal year, $1,500,000 in total value. For purposes of this calculation, the value of any equity awards is based on the grant date fair value of such equity awards for financial reporting purposes.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members and is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal.

Our directors are divided into the three classes as follows:

•	the Class I directors are Alyssa Henry, Jay Kreps, and Greg Schott, whose terms will expire at the annual meeting of stockholders to be held in 2025;

•	the Class II directors are Matthew Miller, Eric Vishria, and Michelangelo Volpi, whose terms will expire at the annual meeting of stockholders to be held in 2026; and

•	the Class III directors are Lara Caimi, Jonathan Chadwick, and Neha Narkhede, whose terms will expire at the upcoming Annual Meeting.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on our Board of Directors may be filled only by persons elected by a majority of the remaining directors, although less than a quorum, or by the sole remaining director, and not by our stockholders, unless our Board of Directors otherwise determines that such vacancy will be filled by our stockholders. A director elected by our Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Confluent.

Each of Ms. Caimi, Mr. Chadwick, and Ms. Narkhede is currently a member of our Board of Directors, and, at the recommendation of our Nominating and Governance Committee, has been nominated for reelection to serve as a Class III director. Each of these nominees has agreed to stand for reelection at the Annual Meeting and to serve if elected. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2027 and until his or her successor has been duly elected and qualified, or until the director’s earlier death, resignation, or removal. Our Board of Directors knows of no reason why these nominees would be unable or unwilling to serve, but if that would be the case, proxies received will be voted for the election of such other persons, if any, as our Board of Directors may designate.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH CLASS III DIRECTOR NOMINEE NAMED ABOVE.

PROPOSAL TWO:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the year ending December 31, 2024, and has further directed that management submit the appointment of PwC as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PwC has served as our independent registered public accounting firm since 2018. Representatives of PwC are expected to be present during the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the appointment of PwC as our independent registered public accounting firm. However, the Audit Committee of our Board of Directors is submitting the appointment of PwC to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee of our Board of Directors will review its future selection of PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee of our Board of Directors may, in its sole discretion, direct the appointment of different independent auditors at any time during the fiscal year if they determine that such a change would be in the best interests of Confluent and its stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us by PwC for the periods set forth below.

	Year Ended December 31,
	2023	2022
	(in thousands)
Audit Fees(1)	$3,401	$3,347
Audit-Related Fees	—	—
Tax Fees(2)	1,000	716
All Other Fees(3)	2	3
Total Fees	$4,403	$4,066

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and audit of internal control over financial reporting, reviews of our quarterly condensed consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings.

(2)	Tax fees consist of fees for tax compliance and consultation services.
(3)	All other fees consist of subscription fees for access to online accounting research software and applications.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit and non-audit related services that our independent registered public accounting firm provides to us in accordance with our Audit Committee Pre-Approval Policy for Services of Independent Auditor. Pre-approval may be given as part of our Audit Committee’s approval of the scope and fees of the engagement of the independent registered public accounting firm or on a case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services relating to the fees described in the table above were pre-approved by our Audit Committee in accordance with our Audit Committee’s pre-approval policies and procedures.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE:

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. We expect to hold the next non-binding, advisory vote to approve the compensation of our named executive officers at our annual meeting in 2025. As described in detail under the section titled “Executive Compensation-Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders.

Our compensation programs are designed to effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Stockholders are urged to read the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, which discusses how our executive compensation policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our Board of Directors and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The text of the resolution in respect of Proposal Three is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory, which means that the vote is not binding on us, our Board of Directors or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with management of Confluent. Our Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Our Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence. Based on the foregoing, our Audit Committee has recommended to our Board of Directors that the audited financial statements be included in Confluent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Jonathan Chadwick (Chairperson)

Matthew Miller

Eric Vishria

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Confluent under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

The following table sets forth information for our executive officers as of March 31, 2024:

Name	Age	Title
Jay Kreps	43	Chief Executive Officer and Chairman
Rohan Sivaram	45	Chief Financial Officer
Erica Schultz	50	President, Field Operations
Chad Verbowski	50	Chief Technology Officer
Stephanie Buscemi	52	Chief Marketing Officer

Biographical information for Jay Kreps is included above with the director biographies in the section titled “Information Regarding the Board of Directors and Corporate Governance.”

Rohan Sivaram. Mr. Sivaram has served as our Chief Financial Officer since August 2023. Prior to his appointment as Chief Financial Officer, Mr. Sivaram served as Confluent’s Senior Vice President, Finance, Strategy and Business Operations since July 2021. Prior to that, he served as Confluent’s Vice President, Finance, Strategy and Business Operations, from October 2020 to June 2021. Before joining Confluent, Mr. Sivaram held a variety of positions at Palo Alto Networks, Inc., a cybersecurity company, since joining the company in 2014, including most recently as Senior Vice President, Head of Finance from 2019 to 2020, and prior to that in progressive roles including as Vice President, Head of Finance, and Vice President, Corporate Finance and Treasury. Previously, Mr. Sivaram served in various roles at McKesson, Symantec (acquired by Broadcom), HSBC and Morgan Stanley. Mr. Sivaram holds a B.Com. from St. Xavier’s College and an M.B.A from the Kellogg School of Management at Northwestern University.

Erica Schultz. Ms. Schultz has served as our President, Field Operations since October 2019. Before joining us, Ms. Schultz served at New Relic, Inc., a cloud-based observability software company, as Chief Revenue Officer from April 2018 to October 2019, as Executive Vice President of Sales and Customer Success from April 2017 to April 2018, Executive Vice President of Commercial and Enterprise from August 2015 to April 2017, and as Senior Vice President of Global Enterprise Sales from June 2014 to August 2015. From February 2012 to March 2014, Ms. Schultz served as Executive Vice President of Global Sales and Customer Success at LivePerson, Inc., a digital engagement company. From November 1995 to January 2012, Ms. Schultz served in various roles at Oracle Corporation, a computer technology company. Ms. Schultz has served as a director of a privately-held company since January 2021. Ms. Schultz holds a B.A. in Spanish and Latin American Studies from Dartmouth College, where she currently serves on the Board of Trustees.

Chad Verbowski. Mr. Verbowski has served as our Chief Technology Officer since March 2023 and previously served as our Senior Vice President of Engineering from October 2021 to March 2023. Before joining us, Mr. Verbowski served at Google, Inc., a global technology company, as Head of BigQuery Engineering from June 2017 to October 2021. Previously, Mr. Verbowski served in various engineering roles at Microsoft Corporation, a global software company, and at eBay Inc., an online marketplace and payments company. Mr. Verbowski holds a B.Sc. from the University of Manitoba and a Ph.D. from the University of Edinburgh.

Stephanie Buscemi. Ms. Buscemi has served as our Chief Marketing Officer since March 2021. Before joining us, Ms. Buscemi served at Salesforce, Inc., a customer relationship management company, as Executive Vice President and Chief Marketing Officer from August 2018 to January 2021, as Executive Vice President, Product and Solutions Marketing from May 2016 to July 2018, as Chief Operating Officer, Analytics Cloud from June 2015 to May 2016, and as Senior Vice President of Marketing, Analytics Cloud from June 2014 to June 2015. Previously, Ms. Buscemi served as Senior Vice President and Chief Marketing Officer at IHS Markit Ltd., a business information services company; as Senior Vice President, Marketing and in other marketing roles at SAP, a software and IT services company; and in various marketing roles at Hyperion, a performance management software provider (acquired by Oracle). Ms. Buscemi holds a B.A. from the University of California, Los Angeles.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program is designed to provide competitive compensation to attract, motivate and retain the qualified leadership talent that drives our success. Directly and substantially linking rewards to measurable corporate and individual performance underpins our compensation program design and decisions. We structure our executive compensation program to align our executives with the goal of creating long-term stockholder value.

This Compensation Discussion and Analysis discusses our executive compensation policies and how and why our Compensation Committee arrived at specific compensation decisions for the year ended December 31, 2023 for the individuals who served at any time during 2023 as our principal executive officer or principal financial officer, and for the three other most highly compensated executive officers serving as executive officers at the end of 2023, referred to as our “named executive officers” for 2023:

Name	Position(s)
Jay Kreps	Chief Executive Officer, Co-Founder and Chairman
Rohan Sivaram Steffan Tomlinson	Chief Financial Officer Former Chief Financial Officer
Erica Schultz	President, Field Operations
Chad Verbowski	Chief Technology Officer
Stephanie Buscemi	Chief Marketing Officer

During 2023, the following transitions occurred with respect to our named executive officers:

•	Mr. Tomlinson resigned as our Chief Financial Officer, effective August 16, 2023; and

•

Mr. Sivaram was appointed by our Board of Directors to succeed Mr. Tomlinson as our new Chief Financial Officer, effective as of August 16, 2023, which was a promotion from his previous role as our Senior Vice President, Finance, Strategy and Business Operations.

This Proxy Statement also includes an advisory vote on the compensation of our named executive officers, which is included as Proposal Three in this Proxy Statement.

Business Highlights

Our Business

Confluent is on a mission to set data in motion. We have pioneered a new category of data infrastructure designed to connect all the applications, systems, and data layers of a company around a real-time central nervous system. This new data infrastructure software has emerged as one of the most strategic parts of the next-generation technology stack, and using this stack to harness data in motion is critical to the success of modern companies as they strive to compete and win in the digital-first world.

Confluent is pioneering this fundamentally new category. Our offering is designed to act as the nexus of real-time data, from every source, allowing it to stream across the organization and enabling applications to harness it to power real-time customer experiences and data-driven business operations. Our offering can be deployed either as a fully-managed, cloud-native SaaS offering available on all major cloud providers or an enterprise-ready, self-managed software offering. Our cloud-native offering works across multi-cloud and hybrid infrastructures, delivering massive scalability, elasticity, security, and global interconnectedness, enabling agile development.

Fiscal Year 2023 Financial Highlights

•	2023 total revenue of $777 million, up 33% year over year

•	2023 subscription revenue of $729 million, up 36% year over year

•	2023 Confluent Cloud revenue of $349 million, up 65% year over year

•	2023 GAAP operating margin improved 17 points year over year

•	2023 non-GAAP operating margin improved 23 points year over year(1)

•	1,229 customers with $100,000 or greater in ARR as of December 31, 2023, up 21% year over year (2)

•	Fourth quarter 2023 GAAP operating margin improved 29 points year over year

•	Fourth quarter 2023 non-GAAP operating margin turned positive and improved 27 points year over year(1)

(1)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP operating margin. For a definition of non-GAAP operating margin and a full reconciliation between GAAP and non-GAAP operating margin, please see Appendix A.

(2)

For more information on these metrics, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Advisory Vote on 2022 Executive Compensation

At last year’s annual meeting of stockholders, approximately 99% of votes cast approved the “say-on-pay” proposal regarding the compensation awarded to our named executive officers. We take the views of our stockholders seriously and view this result as an indication that the principles of our executive compensation program are supported by our stockholders. At last year’s annual meeting of stockholders, we also proposed holding a “say-on-pay” vote annually and the proposal was overwhelmingly approved by our stockholders. We plan to hold a say-on-pay vote on an annual basis. A “say-on-frequency” vote is required every six years, and as such, we expect to hold our next say-on-frequency vote in 2029.

Executive Summary

The important features of our executive compensation program include the following:

•

A substantial portion of executive pay is tied to performance. We structure a significant portion of our named executive officers’ compensation to be variable, at risk and tied directly to our measurable performance, including both key annual financial performance objectives and long-term stock price performance. Our Chief Executive Officer received only a nominal base salary for 2023 and did not participate in our executive bonus plan or receive an equity award. However, the stock option award that he received in 2021 is continuing to vest through 2025, which ensures that the value he derives through his continued employment with Confluent is closely correlated with the performance of Confluent’s stock price. Additionally, in February 2024, he was granted an RSU award covering 452,488 shares of Class A common stock, which will vest over four years with the first quarterly vest in May 2025. For our other named executive officers, in 2023, an average of 91% of their total reported compensation was linked to performance, consisting of annual performance bonus earned and equity incentives awarded, as reported in the Summary Compensation Table.

•

Our executive bonuses are dependent on meeting corporate objectives, the maximum bonus is capped and no bonus is paid unless performance reaches a threshold level. Our annual performance-based bonus opportunities for all of our named executive officers (other than our Chief Executive Officer, who does not participate in the executive bonus plan) are dependent upon our achievement of rigorous annual corporate objectives established each year. Each individual’s bonus is capped at no more than 165% of the executive’s target bonus, and no bonus is paid unless performance reaches a threshold level, as described in more detail below under “2023 Executive Compensation Program—Annual Performance Bonus.”

•

We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our named executive officer compensation package. Prior to our initial public offering in 2021, we granted stock options to our employees, including our Chief Executive Officer, Chief Financial Officer, and President, Field Operations, and thereafter we began granting restricted stock units to employees, including our named executive officers. These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain employed with us in the long-term. It is our view that restricted stock units in particular, which are commonly used in executive compensation programs among our peer group, fulfill this function in a more durable and potentially less dilutive manner than stock options.

•

We do not provide single trigger change in control benefits. Our named executive officers are not entitled to benefits (including equity award acceleration) upon a change in control or similar transaction without a related involuntary termination of employment.

•	We do not provide our executive officers with any excise tax gross ups.

•	We generally do not provide executive fringe benefits or perquisites to our executives.

•

Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advises our Compensation Committee on market practices, including identifying a reasonable peer group of companies and their compensation practices, so that our Compensation Committee can regularly assess Confluent’s individual and total compensation programs, including pay levels and pay structures, against these peer companies, the general marketplace and other industry data points.

•	We prohibit hedging and pledging of Confluent stock. See “Information Regarding the Board of Directors and Corporate Governance—Prohibition on Hedging, Short Sales, and Pledging.”

•	We maintain executive and director ownership guidelines, which are described above under the section entitled “Stock Ownership Guidelines”.

•

We adopted a clawback policy. Our Incentive Compensation Recoupment Policy, as described further below under the section entitled “Clawback Policy,” applies to our current and former Section 16 officers and generally provides that Confluent will recover all recoverable incentive compensation in the event of an accounting restatement due to our material noncompliance with any financial reporting requirement.

Objectives, Philosophy and Elements of Executive Compensation

Our executive compensation program is designed to:

•	attract, incentivize, and retain employees at the executive level who contribute to our long-term success;

•	provide compensation packages to our executives that are fair and competitive, and that reward the achievement of our business objectives; and

•	effectively align our executives’ interests with those of our stockholders by focusing on long-term equity incentives that correlate with the creation of long-term value for our stockholders.

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses and long-term incentive compensation. We also provide our executive officers with benefits available to all our employees, including participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Generally reviewed annually and determined based on a number of factors (including individual performance and the overall performance of our Company) and by reference, in part, to market data provided by our independent compensation consultant.

Performance Bonus (at risk, generally paid in cash)	Motivates and rewards for attaining key annual corporate performance goals.	Target bonus amounts are generally reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon achievement of specific corporate performance objectives consistent with our long-term strategic plan, generally determined by our Compensation Committee and communicated at the beginning of the year. Actual bonus amounts earned are determined after the end of the year, taking into account achievement against performance goals.

Long-Term Incentive (at-risk equity)

Motivates and rewards long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Attracts highly qualified executives and encourages their continued employment over the long-term.

Equity opportunities are generally reviewed annually and may be granted during the first half of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement.

Individual awards are determined based on a number of factors, including corporate and individual performance, individual scope of role and impact, tenure, existing equity retention hold, internal pay parity considerations and market data provided by our independent compensation consultant.

We focus on providing a competitive compensation package to our executive officers which provides significant short and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have any formal policies for allocating our named executive officers’ compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, our Compensation Committee (and for our Chief Executive Officer, the independent members of our Board of Directors) uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, historically we have structured a significant portion of the named executive officers’ total target compensation so that it comprises performance-based bonus opportunities and periodic long-term equity awards, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.

How We Determine Executive Compensation

Role of our Compensation Committee, Management and the Board

Our Compensation Committee is appointed by the Board and has responsibilities related to the compensation of our directors, officers, and employees and the development and administration of our compensation plans. For details on our Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding the Board of Directors and Corporate Governance—Compensation Committee” beginning on page 14 of this Proxy Statement. Our Compensation Committee consists solely of independent members of the Board.

Our Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis; however, decisions may occur outside the regular annual compensation process for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. Our Compensation Committee does not delegate authority to approve executive officer compensation. While our Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers, our equity award grant policy provides that our Compensation Committee must approve all equity awards for our executive officers, and the independent members of our Board of Directors must approve the equity awards for our Chief Executive Officer.

Our Compensation Committee reviews all compensation paid to our named executive officers. The Chief Executive Officer evaluates and provides to our Compensation Committee performance assessments and compensation recommendations. While the Chief Executive Officer discusses his recommendations with our Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. Our Compensation Committee discusses and makes final recommendations to the independent members of our Board of Directors with respect to compensation matters for the Chief Executive Officer. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by our Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings.

Role of Compensation Consultant

Under its charter, our Compensation Committee has the right to retain or obtain the advice of compensation consultants, outside legal counsel and other advisers. During the year ended December 31, 2023, our Compensation Committee retained Compensia to provide it with market information, analysis, and other advice relating to executive compensation on an ongoing basis. Compensia was engaged directly by our Compensation Committee to, among other things, assist in developing an appropriate group of peer companies to help us periodically determine the appropriate level of overall compensation for our executive officers and non-employee directors, as well as to assess each separate element of executive officer and non-employee director compensation, with a goal of ensuring that the compensation we offer to our executive officers and non-employee directors is competitive, fair, and appropriately structured. Compensia does not provide any non-compensation related services to us.

Our Compensation Committee has analyzed whether the work of Compensia as its compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, our Compensation Committee determined that the work of Compensia and the individual compensation advisors employed by Compensia does not create any conflict of interest pursuant to the SEC rules and Nasdaq listing standards.

Use of Competitive Market Compensation Data

Our Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, our Compensation Committee directed Compensia to develop and regularly provide updated recommendations for a proposed list of our peer group companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete.

With Compensia’s assistance, our Compensation Committee reviewed and approved an updated group of companies that would be appropriate peers primarily based on our Company’s industry focus (including software, internet and infrastructure services companies) and size and stage (based primarily on review of comparable revenue, revenue growth, market capitalization ranges and time from initial public offering). After a review of the peer group companies, the Compensation Committee elected to make the following changes to our peer group for 2023:

•

Removed Anaplan and Medallia because they were acquired; removed Crowdstrike Holdings and Fastly due to lack of size or value comparability; and removed Bill.com Holdings due to its different industry segment; and

•	Added GitLab, HashiCorp, Procore Technologies, Samsara, and UiPath, based on the criteria described above.

The peer group with respect to 2023 executive compensation decisions is as follows:

Alteryx	GitLab
AppFolio	HashiCorp
Asana	MongoDB
Avalara	Okta
Cloudflare	Procore Technologies
Coupa Software	Samsara
Datadog	Smartsheet
Dynatrace	UiPath
Elastic	Zscaler

Using data compiled from the peer companies, or peer data, Compensia completed an assessment of our executive compensation to inform our Compensation Committee’s determinations regarding executive compensation levels and structures for 2023. Compensia prepared, and our Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th, and 75th percentiles of the market data) with respect to base salary, performance bonuses, total target cash compensation (base salary and the annual target performance bonus), equity compensation grant value and total direct compensation (total target cash compensation and equity compensation) with respect to each of our named executive officers. Our Compensation Committee did not target individual pay elements or total annual pay opportunity to fall at any particular percentile of the market data, but rather reviewed these market data reference points as a helpful reference point in making 2023 compensation decisions. Market data is only one of the factors that our Compensation Committee considers in making compensation decisions. Our Compensation Committee considers other factors as described below under the section entitled “Factors Used in Determining Executive Compensation.”

Factors Used in Determining Executive Compensation

Our Compensation Committee sets the compensation of our named executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; our Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, our Compensation Committee generally takes into consideration the factors listed below.

•	Company performance and existing business needs

•	Each named executive officer’s individual performance, tenure, scope of job function and the critical skill set of the named executive officer to the company’s future performance

•	Whether the equity award holdings of the named executive officer provide a sufficient retention incentive

•	Internal pay parity among similarly situated executive team members

•	The need to attract new talent to our executive team and retain existing talent in a highly competitive industry

•	A range of market data reference points, as described above under “— Use of Competitive Market Compensation Data”.

2023 Executive Compensation Program

Base Salary

In January 2023, the Compensation Committee reviewed the base salaries of our executive officers, including the then-serving named executive officers. The Compensation Committee determined that the salaries of Mr. Tomlinson and Ms. Schultz should each be increased by 4% to better reflect market norms, with no changes to the other named executive officers’ salaries. Subsequently, in March 2023, Mr. Kreps proposed to forfeit a portion of his base salary for fiscal year 2023, such that his annualized base salary be reduced from $350,000 to $65,000. The independent members of our Board of Directors approved this change. In August 2023, in connection with Mr. Sivaram’s promotion to Chief Financial Officer, the Compensation Committee approved Mr. Sivaram’s new base salary of $410,000.

The table below sets forth the annual base salaries for our 2023 named executive officers.

Named Executive Officer	Annual Base Salary as of December 31, 2023(1)	Percentage Change in Base Salary from Prior Year
Jay Kreps	$65,000	-81%
Rohan Sivaram	$410,000	N/	A
Steffan Tomlinson	$425,000	4%
Erica Schultz	$425,000	4%
Chad Verbowski	$430,000	0%
Stephanie Buscemi	$425,000	0%

(1)	As of August 16, 2023 in the case of Mr. Tomlinson, whose employment terminated on such date.

Annual Performance Bonus

Confluent maintains a Cash Incentive Bonus Plan (or, “executive bonus plan”) for its executive officers (other than our Chief Executive Officer, whose compensation was limited to salary only in 2023, as approved by the independent members of our Board of Directors). In March 2023, our Compensation Committee approved the executive bonus plan structure with respect to the performance period covering fiscal 2023. Under the 2023 executive bonus plan structure, the payout would be based on the achievement of a topline metric of subscription revenue, with a 75% weighting, and a profitability metric of non-GAAP operating income (loss), with a 25% weighting. A portion of the bonus would be paid if either metric had attainment of at least 90% of target performance. The payout percentage for each metric would be calculated independently based upon their attainment, with a threshold bonus of 75% of the executive’s target bonus (weighted by metric) if the metric is achieved at the 90% of target level, and a maximum bonus of 165% of the executive’s target bonus (weighted by metric) if the metric is achieved at the 120% of target level. The subscription revenue target under the 2023 executive bonus plan structure was $718.3 million, and our actual subscription revenue was $729.1 million. The non-GAAP operating loss target under the 2023 executive bonus plan structure was $(90.4) million, and our actual non-GAAP operating loss was $(57.3) million1. In February 2024, after taking into account the overall company, business and financial performance of Confluent and its executives for fiscal year 2023, including but not limited to achievement of the financial targets, and based on the terms of the executive bonus plan, including

[1]

See Appendix A to this Proxy Statement for a definition of non-GAAP operating loss and a full reconciliation to operating loss, the most directly comparable financial measure stated in accordance with GAAP.

the discretion provided to our Compensation Committee to adjust payouts under the executive bonus plan, our Compensation Committee approved an aggregate payout of 105%. Based solely on the achievement of the financial targets, a greater payout would have resulted under the 2023 executive bonus plan structure.

The target bonus for each named executive officer is based on a percentage of base salary. In January 2023, the Compensation Committee reviewed the target bonuses of our executive officers, including the then-serving named executive officers. The Compensation Committee determined to maintain the target bonuses for 2023 at the same level as in 2022, except that the target bonus for Mr. Tomlinson was increased from 62.5% to 70%, and the target bonus of Mr. Verbowski increased from 50% to 60%. In August 2023, in connection with Mr. Sivaram’s promotion to Chief Financial Officer, the Compensation Committee approved Mr. Sivaram’s target bonus of 60% of base salary.

The target bonus percentages and amounts, and the bonus payout percentages and amounts for 2023 are as follows:

Named Executive Officer	Target Annual Bonus (Percentage of Base Salary)		Target Annual Bonus Amount	Payout Percentage (As a Percentage of Target Bonus)		Payout Amount
Jay Kreps	N/	A	N/A	N/	A	N/A
Rohan Sivaram(1)	60%		$93,008	105%		$97,659
Steffan Tomlinson	70%		$297,500	N/A	(2)	$—
Erica Schultz	100%		$425,000	105%		$446,250
Chad Verbowski	60%		$258,000	105%		$270,900
Stephanie Buscemi	50%		$212,500	105%		$223,125

(1)

Represents Mr. Sivaram’s prorated bonus attributable to his participation in the Cash Incentive Bonus Plan. Mr. Sivaram participated in a separate corporate bonus plan for employees prior to his promotion to Chief Financial Officer, under which he also received a prorated bonus in the amount of $116,008. The bonus plan structure for our 2023 corporate bonus plan for employees mirrored the 2023 executive bonus plan structure, other than that the corporate bonus plan for employees provided for upward or downward adjustment of bonus amounts based on individual performance for 2023 in the discretion of senior leadership. Because Mr. Sivaram is an executive officer, the Compensation Committee approved his payment under the corporate bonus plan for employees for 2023, which was paid at 100% of his prorated target bonus amount.

(2)	Mr. Tomlinson did not receive a bonus payment because he was no longer an employee at the time the 2023 bonus payouts were made in March 2024.

Equity Awards

We grant equity compensation to our executive officers in the form of restricted stock units that generally vest over multiple years from the date of grant to drive longer-term alignment with our stockholders. The annual equity grants to our named executive officers are evaluated and approved by our Compensation Committee in the context of each named executive officer’s total compensation and take into account the market data provided by compensation consultants in addition to the individual officer’s responsibilities, their performance, and the market value of their existing equity awards and annual vesting amounts. Our Compensation Committee also takes into account the recommendations of our Chief Executive Officer with respect to appropriate grants and any particular individual circumstances.

In February 2023, our Compensation Committee made the following grants of restricted stock units to our named executive officers who were then serving as executive officers in connection with our annual review process:

Named Executive Officer	# of RSUs
Jay Kreps	—
Steffan Tomlinson	201,775
Erica Schultz	343,018
Chad Verbowski	141,242
Stephanie Buscemi	80,710

The restricted stock units granted to Mr. Tomlinson and Ms. Schultz vest 50% on the second anniversary of the vesting commencement date and 50% on the third anniversary of the vesting commencement date. The restricted stock units granted to Mr. Verbowski and Ms. Buscemi vest on a quarterly basis over a period of 36 months. For each grant of restricted stock units, vesting is subject to the named executive officer’s continuous service through the applicable vesting date.

In February 2023, our Compensation Committee granted Mr. Sivaram, who had not yet become an executive officer, the following restricted stock units in connection with our annual review process:

Named Executive Officer	# of RSUs
Rohan Sivaram	24,357

These restricted stock units vest quarterly over a two-year period, subject to his continuous service through each applicable vesting date.

In August 2023 and in connection with Mr. Sivaram’s promotion to Chief Financial Officer, our Compensation Committee approved the following grant of restricted stock units to Mr. Sivaram:

Named Executive Officer	# of RSUs
Rohan Sivaram	162,541

The restricted stock units granted to Mr. Sivaram vest as follows: approximately 10% of the total number of shares initially subject to the award vest in two equal quarterly installments beginning on November 20, 2023, approximately 28% of the total number of shares subject to the award vest in four equal quarterly installments beginning on May 20, 2024, and the remainder of the shares subject to the award vest in four equal quarterly installments beginning on May 20, 2025, subject to his continuous service through each applicable vesting date.

Other Features of Our Executive Compensation Program

Employment Offer Letters

We have entered into offer letters (or, in the case of Mr. Sivaram, a promotion letter) with our named executive officers setting forth the terms and conditions of such executive officer’s employment with us. The offer letters generally provide for at-will employment, have no specific term, and set forth the named executive officer’s annual base salary. They are described below in more detail in the section entitled “Employment Arrangements.”

Severance and Change in Control Benefits

Our named executive officers are eligible for severance and change in control benefits under the Confluent, Inc. Executive Officer Change in Control/Severance Benefit Plan. The benefits are described in more detail in the section below entitled “—Potential Payments Upon Termination or Change in Control.”

Other Benefits

All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability, and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life, disability, and accidental death and dismemberment insurance for all of our employees, including our named executive officers.

U.S. full-time employees qualify for participation in our 401(k) plan, which is intended to qualify as a tax-qualified defined contribution plan under the Code. We do not currently provide a matching contribution under the 401(k) plan.

Clawback Policy

In October 2023, we adopted the Incentive Compensation Recoupment Policy (the “Clawback Policy”). Pursuant to the Clawback Policy, if Confluent is required to prepare an accounting restatement due to Confluent’s material noncompliance with any financial reporting requirement under federal securities laws, Confluent must recoup the full amount of incentive compensation received by a current or former Section 16 officer during the three completed fiscal years preceding the date on which a restatement is required (other than the fiscal years completed prior to the effective date of the Clawback Policy) that exceeds the amount of incentive compensation that would have been received had such amount been determined based on the accounting restatement. The Compensation Committee has sole discretion to determine how to seek recoupment under the policy and may forgo recoupment if it determines recoupment to be impracticable as described in the Clawback Policy. The policy applies to incentive compensation received after the effective date of the policy.

Tax and Accounting Implications

Under Financial Accounting Standards Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Under Section 162(m) of the Internal Revenue Code, or Section 162(m), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although our Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of Confluent and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m).

Risk Assessment and Compensation Practices

Our Compensation Committee, with the assistance of Compensia, assesses and discusses with management Confluent’s compensation policies and practices for our employees as they relate to risk management. Based on this assessment, our Compensation Committee believes that Confluent’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Confluent.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023.

Submitted by the members of our Compensation Committee of our Board of Directors:

Alyssa Henry, Chairperson

Lara Caimi

Matthew Miller

Greg Schott

This report of our Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Summary Compensation Table

The following table presents all of the compensation awarded to or earned by or paid to our named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)	Total ($)
Jay Kreps Chief Executive Officer and Chairman	2023 2022 2021	65,000 350,000 350,000	— — —	— — 29,450,458	— — —		— 30,004 —	65,000 380,004 29,800,458
Rohan Sivaram(3) Chief Financial Officer	2023	386,916	5,759,953	—	213,667	(4)	—	6,360,536
Steffan Tomlinson(5) Former Chief Financial Officer	2023 2022 2021	268,576 410,000 400,000	4,856,724 4,493,763 —	— — —	— 243,438 456,250	(6)	— — 129	5,125,300 5,147,201 856,379
Erica Schultz President, Field Operations	2023 2022 2021	425,000 410,000 400,000	8,256,443 4,493,763 —	— — —	446,250 389,500 730,000		— — 198	9,127,693 5,293,263 1,130,198
Chad Verbowski(7) Chief Technology Officer	2023 2022	430,000 430,000	3,399,695 6,267,990	— —	270,900 204,250		— —	4,100,595 6,902,240
Stephanie Buscemi(8) Chief Marketing Officer	2023 2022	425,000 425,000	1,942,690 1,348,099	— —	223,125 201,875		— —	2,590,815 1,974,974

(1)

The amounts reported in these columns do not reflect dollar amounts actually received, and do not correspond to the actual economic value that may be received, by the named executive officers. Instead, the amounts reflect the aggregate grant-date fair value of the stock options and RSUs granted to the named executive officers during 2023, 2022, and 2021 under our 2014 Plan or 2021 Plan, as applicable, computed in accordance with ASC 718. The assumptions used in calculating the grant-date fair value of the equity awards reported in this column are set forth in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)

Amounts reported in this column represent total cash bonuses earned by the named executive officers based on achievement of company performance goals as determined by our Compensation Committee for the year ended December 31, 2023, 2022, and 2021, as applicable.

(3)

Mr. Sivaram was promoted from Senior Vice President, Finance, Strategy and Business Operations to Chief Financial Officer effective August 16, 2023, and in connection therewith, his base salary was increased from $373,065 to $410,000. As Mr. Sivaram’s compensation information was not required for 2022 or 2021, his compensation information for those years has been omitted.

(4)

Reflects amounts earned by Mr. Sivaram under the Cash Incentive Bonus Plan, as prorated for his service as our Chief Financial Officer beginning on August 16, 2023, and under the corporate bonus plan for employees based upon the achievement of individual performance goals and the achievement of company and financial performance goals as approved by our Compensation Committee, as prorated for his service as our Senior Vice President of Finance, Strategy and Business Operations until August 16, 2023. Under the Cash Incentive Bonus Plan, Mr. Sivaram received a prorated bonus in the amount of $97,659 and, under the corporate bonus plan for employees, Mr. Sivaram received a prorated bonus in the amount of $116,008.

(5)	Mr. Tomlinson resigned as our Chief Financial Officer effective August 16, 2023. Mr. Tomlinson was ineligible to receive any portion of his performance-based bonus because of his resignation.
(6)	Mr. Tomlinson’s fiscal year 2022 bonus amount was paid in fully-vested RSUs.
(7)	Mr. Verbowski joined Confluent in 2021, and as his compensation information was not required for 2021, his compensation information for that year has been omitted.
(8)	Ms. Buscemi joined Confluent in 2021, and as her compensation information was not required for 2021, her compensation information for that year has been omitted.

Grants of Plan-Based Awards During the Fiscal Year Ended December 31, 2023

The following table sets forth certain information with respect to all plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2023.

				Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)(3)
Name	Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Jay Kreps	—	—	—	—	—	—	—	—

Rohan Sivaram	Time-based RSUs	2/27/2023	2/27/2023	—	—	—	24,357	586,273
	Time-based RSUs	8/28/2023	8/1/2023	—	—	—	162,541	5,173,680
	Cash Incentive Bonus Plan	—	—	69,756	93,008	153,464	—	—
	Corporate Bonus Plan for Employees(2)	—	—	—	116,008	239,266	—	—

Steffan Tomlinson	Time-based RSUs	2/27/2023	2/27/2023	—	—	—	201,775	4,856,724
	Cash Incentive Bonus Plan	—	—	223,125	297,500	490,875	—	—

Erica Schultz	Time-based RSUs	2/27/2023	2/27/2023	—	—	—	343,018	8,256,443
	Cash Incentive Bonus Plan	—	—	318,750	425,000	701,250	—	—

				Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)(3)
Name	Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)

Chad Verbowski	Time-based RSUs	2/27/2023	2/27/2023	—	—	—	141,242	3,399,695
	Cash Incentive Bonus Plan	—	—	193,500	258,000	425,700	—	—

Stephanie Buscemi	Time-based RSUs	2/27/2023	2/27/2023	—	—	—	80,710	1,942,690
	Cash Incentive Bonus Plan	—	—	159,375	212,500	350,625	—	—

(1)

Amounts reflect possible payments pursuant to cash performance-based incentives for the named executive officers (other than Mr. Kreps) under our Cash Incentive Bonus Plan, based upon the achievement of company and financial performance goals as approved by our Compensation Committee. Our 2023 company and financial performance targets were based on subscription revenue and non-GAAP operating loss results. For 2023, our Compensation Committee determined that the target cash incentive for Mr. Sivaram, Mr. Tomlinson, Ms. Schultz, Mr. Verbowski, and Ms. Buscemi should be 60%, 70%, 100%, 60%, and 50%, respectively, of each named executive officer’s base salary. Mr. Sivaram’s target cash incentive was prorated for the portion of the year that he served as our Chief Financial Officer and was eligible to participate in the Cash Incentive Bonus Plan. Additional detail regarding the determination of cash incentives is included above under “Compensation Discussion and Analysis — 2023 Executive Compensation Program.” Actual payments are set forth in the “Summary Compensation Table” above.

(2)

Amounts reflect possible payments pursuant to a cash performance-based incentive for Mr. Sivaram under our corporate bonus plan for employees, based upon the achievement of individual performance goals and the achievement of company and financial performance goals as approved by our Compensation Committee. Our 2023 company and financial performance targets were based on subscription revenue and non-GAAP operating loss results. For 2023, Mr. Sivaram’s target bonus amount under the corporate bonus plan for employees was 50% of his base salary, subject to upward or downward adjustment of the bonus amount based on individual performance for 2023 in the discretion of senior leadership. Mr. Sivaram’s cash bonus opportunity under the corporate bonus plan for employees was prorated for the portion of the year he served in a non-executive officer role; the amounts set forth in the table above are therefore prorated for the portion of the year he served in a non-executive officer role. Additional detail regarding the determination of Mr. Sivaram’s payment under the corporate bonus plan for employees is included above under “Compensation Discussion and Analysis — 2023 Executive Compensation Program.” The actual payment made to him in 2023 is set forth in the “Summary Compensation Table” above.

(3)

The amounts reported in this column do not reflect dollar amounts actually received by the named executive officer. Instead, the amounts represent the aggregate grant date fair value of RSUs granted to each such officer during the fiscal year ended December 31, 2023 under our 2021 Plan computed in accordance with ASC 718.

Outstanding Equity Awards as of December 31, 2023

The following table sets forth certain information about equity awards granted to our named executive officers that remain outstanding as of December 31, 2023.

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)(2)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Jay Kreps	10/22/2018	1,725,153	(4)	—	2.24	10/21/2028	—		—
	10/22/2018	1,725,153	(5)	—	2.24	10/21/2028	—		—
	3/19/2021	2,347,999	(6)	—	15.68	3/18/2031	—		—

Rohan Sivaram	10/29/2020	147,813	(7)	—	7.34	10/28/2030	—		—
	5/27/2021	—		—	—	—	21,375	(8)	500,175

	5/27/2021	—		—	—	—	7,500	(8)	175,500
	2/28/2022	—		—	—	—	23,629	(9)	552,919

	6/27/2022	—		—	—	—	3,250	(10)	76,050
	2/27/2023	—		—	—	—	15,224	(11)	356,242
	8/28/2023	—		—	—	—	162,541	(12)	3,803,459
Steffan Tomlinson	—	—		—	—	—	—		—
Erica Schultz	12/5/2019	1,804,675	(13)	—	3.41	12/4/2029	—		—
	2/28/2022	—		—	—	—	105,019	(14)	2,457,445
	2/27/2023	—		—	—	—	343,018	(14)	8,026,621
Chad Verbowski	11/29/2021	—		—	—	—	80,678	(15)	1,887,865
	6/27/2022	—		—	—	—	40,000	(10)	936,000
	2/27/2023	—		—	—	—	105,932	(16)	2,478,809
Stephanie Buscemi	3/19/2021	937,692	(17)	—	15.68	3/18/2031	—		—
	2/28/2022	—		—	—	—	31,505	(14)	737,217
	2/27/2023	—		—	—	—	60,533	(16)	1,416,472

(1)

All of the option awards were granted under the 2014 Plan. All of the option awards were granted with a per share exercise price equal to the fair value of one share of our Class B common stock on the date of grant, as determined in good faith by our Board of Directors.

(2)

Each stock option is early exercisable and, to the extent shares subject to the applicable option are issued and unvested as of a given date, such shares will remain subject to a right of repurchase held by us. As of December 31, 2023, the named executive officers did not hold any shares of Class B common stock subject to a right of repurchase by us.

(3)

The market values of the restricted stock unit awards that have not vested are calculated by multiplying the number of shares underlying the award by $23.40, the closing price of our common stock on December 29, 2023 (the last business day of our fiscal year 2023).

(4)

The shares subject to this option vested in 48 equal monthly installments commencing as of October 1, 2018, subject to continuous service through each applicable vesting date. As of December 31, 2023, all shares subject to this stock option have vested.

(5)

The shares subject to this option vest in 48 equal monthly installments commencing as of June 23, 2021, subject to continuous service through each applicable vesting date. As of December 31, 2023, 1,078,220 shares subject to this stock option have vested.

(6)

The shares subject to this option vest in 48 equal monthly installments commencing as of March 19, 2021, subject to continuous service through each applicable vesting date. As of December 31, 2023, 1,614,249 shares subject to this stock option have vested.

(7)

25% of the total shares subject to this option vested one year after the vesting commencement date of October 26, 2020, and the remaining shares vest in 36 equal monthly installments thereafter, subject to continuous service through each applicable vesting date. As of December 31, 2023, 103,021 shares subject to this stock option have vested.

(8)	The shares underlying the RSUs vest in 16 equal quarterly installments following the vesting commencement date of May 20, 2021, subject to continuous service through each applicable vesting date.
(9)	The shares underlying the RSUs vest in 16 equal quarterly installments following the vesting commencement date of February 20, 2022, subject to continuous service through each applicable vesting date.
(10)	The shares underlying the RSUs vest in eight equal quarterly installments following the vesting commencement date of June 20, 2022, subject to continuous service through each applicable vesting date.
(11)

The shares underlying the RSUs vest in eight equal quarterly installments following the vesting commencement date of February 20, 2023, subject to continuous service through each applicable vesting date.

(12)

Approximately 10% of the total number of shares initially subject to the RSU award vest in two equal quarterly installments, beginning on November 20, 2023, approximately 28% of the total number of shares initially subject to the RSU award vest in four equal quarterly installments, beginning on May 20, 2024, and the remainder of the shares subject to the RSU award vest in four equal quarterly installments, beginning on May 20, 2025, subject to continuous service through each applicable vesting date.

(13)

25% of the total shares subject to this option vested one year after the vesting commencement date of October 28, 2019, and the remaining shares vested in 36 equal monthly installments thereafter, subject to continuous service through each applicable vesting date. As of December 31, 2023, all shares subject to this stock option have vested.

(14)	50% of the shares underlying the RSUs vest on February 20, 2025 and the remaining shares vest on February 20, 2026, subject to continuous service through each applicable vesting date.
(15)	The shares underlying the RSUs vest in 16 equal quarterly installments following the vesting commencement date of November 20, 2021, subject to continuous service through each applicable vesting date.
(16)	The shares underlying the RSUs vest in 12 equal quarterly installments following the vesting commencement date of February 20, 2023, subject to continuous service through each applicable vesting date.
(17)

25% of the total shares subject to this option vested one year after the vesting commencement date of March 19, 2021, and the remaining shares vest in 36 equal monthly installments thereafter, subject to continuous service through each applicable vesting date. As of December 31, 2023, 546,987 shares subject to this stock option have vested.

Option Exercises and Stock Vested Table

The following table presents, for each of our named executive officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSUs, if any, and the related value realized during the fiscal year ended December 31, 2023.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jay Kreps	—	—	—	—
Rohan Sivaram	—	—	45,385	1,195,822
Steffan Tomlinson	1,809,858	42,786,960	9,824	239,607
Erica Schultz	615,579	14,110,781	—	—
Chad Verbowski	—	—	168,666	4,565,926
Stephanie Buscemi	300,673	4,150,423	20,177	528,233

(1)

The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our common stock exercised on the date of exercise and the aggregate exercise price of the stock option.

Employment Arrangements

We have entered into offer letters (or, in the case of Mr. Sivaram, a promotion letter) with our named executive officers setting forth the terms and conditions of such executive officer’s employment with us. The offer letters generally provide for at-will employment, have no specific term, and set forth the named executive officer’s annual base salary. Each of our named executive officers has executed our standard proprietary information and inventions agreement.

Jay Kreps

In May 2021, we entered into a confirmatory offer letter with Jay Kreps, our Chief Executive Officer. The agreement provides for an annual base salary of $350,000. The agreement also provides that Mr. Kreps is eligible for severance benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below.

In early 2023, Mr. Kreps announced he was voluntarily reducing his salary for fiscal year 2023 to $65,000 from $350,000 to help advance Confluent’s path to profitability. Mr. Kreps will maintain his annual base salary of $65,000 for fiscal year 2024.

Rohan Sivaram

In August 2023, we entered into a promotion letter with Rohan Sivaram, our Chief Financial Officer effective as of August 16, 2023. The agreement provides for an annual base salary of $410,000 and an annual discretionary bonus at a target amount of $246,000 under our Cash Incentive Bonus Plan, the terms of which are described above. For fiscal year 2023, Mr. Sivaram’s annual discretionary bonus was prorated from August 16, 2023. The agreement also provides that Mr. Sivaram is eligible for severance benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below. In February 2024, our Compensation Committee approved an increase in Mr. Sivaram’s annual base salary to $445,000, effective as of January 1, 2024. Mr. Sivaram’s bonus target for fiscal year 2024 is 60% of his 2024 annual base salary.

In February 2023, we granted Mr. Sivaram a RSU award covering 24,357 shares of Class A common stock. The shares subject to the RSU vest quarterly over a two-year period. In August 2023, we granted Mr. Sivaram a RSU award covering 162,541 shares of Class A common stock in connection with his appointment as our Chief Financial Officer. 10.092% of the total number of shares initially subject to the RSU award will vest in two equal quarterly installments, beginning on November 20, 2023, 27.982% of the total number of shares initially subject to the RSU award will vest in four equal quarterly installments, beginning on May 20, 2024, and the remainder of the shares subject to the RSU award will vest in four equal quarterly installments, beginning on May 20, 2025.

Steffan Tomlinson

In June 2021, we entered into a confirmatory offer letter with Steffan Tomlinson, our former Chief Financial Officer. The agreement provided for an annual base salary of $400,000 and an annual discretionary bonus at a target amount of $250,000 under our Cash Incentive Bonus Plan, the terms of which are described above. The agreement also provided that Mr. Tomlinson was eligible for severance benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below.

For 2023, Mr. Tomlinson’s annual base salary was $425,000. Mr. Tomlinson’s bonus target for fiscal year 2023 was 70% of his 2023 annual base salary.

In February 2023, we granted Mr. Tomlinson a RSU award covering 201,775 shares of Class A common stock. The shares subject to the RSU award were scheduled to vest 50% on February 20, 2025 and 50% on February 20, 2026.

Effective August 16, 2023, Mr. Tomlinson resigned from his position as Chief Financial Officer. Mr. Tomlinson forfeited all unvested equity awards in connection with this resignation. Additionally, Mr. Tomlinson was not eligible to receive any severance payments or benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan in connection with his resignation.

Erica Schultz

In May 2021, we entered into a confirmatory offer letter with Erica Schultz, our President, Field Operations. The agreement provides for an annual base salary of $400,000 and an annual discretionary bonus at a target amount of $400,000 under our Cash Incentive Bonus Plan, the terms of which are described above. The agreement also provides that Ms. Schultz is eligible for severance benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below.

For 2023, Ms. Schultz’s annual base salary was $425,000, and her target bonus was 100% of her 2023 annual base salary. In February 2024, our Compensation Committee approved an increase in Ms. Schultz’s annual base salary to $440,000, effective as of January 1, 2024. Ms. Schultz’s bonus target for fiscal year 2024 is 100% of her 2024 annual base salary.

In February 2023, we granted Ms. Schultz a RSU award covering 343,018 shares of Class A common stock. The shares subject to the RSU award will vest 50% on February 20, 2025 and 50% on February 20, 2026.

Chad Verbowski

In October 2022, we entered into a confirmatory offer letter with Chad Verbowski, our Chief Technology Officer (formerly our Senior Vice President, Engineering). The agreement provides for an annual base salary of $430,000 and an annual discretionary bonus at a target amount of $215,000 under our Cash Incentive Bonus Plan, the terms of which are described above. The agreement also provides that Mr. Verbowski is eligible for severance benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below.

For 2023, Mr. Verbowski’s annual base salary was $430,000, and his target bonus was 60% of his 2023 annual base salary. In February 2024, our Compensation Committee approved an increase in Mr. Verbowski’s annual base salary to $440,000, effective as of January 1, 2024. Mr. Verbowski’s bonus target for fiscal year 2024 is 60% of his 2024 annual base salary.

In February 2023, we granted Mr. Verbowski a RSU award covering 141,242 shares of Class A common stock. The shares subject to the RSU award vest quarterly over a three-year period.

Stephanie Buscemi

In October 2022, we entered into a confirmatory offer letter with Stephanie Buscemi, our Chief Marketing Officer. The agreement provides for an annual base salary of $425,000 and an annual discretionary bonus at a target amount of $212,500 under our Cash Incentive Bonus Plan, the terms of which are described above. The agreement also provides that Ms. Buscemi is eligible for severance benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below.

For 2023, Ms. Buscemi’s annual base salary was $425,000, and her target bonus was 50% of her 2023 annual base salary. In February 2024, our Compensation Committee approved an increase in Ms. Buscemi’s annual base salary to $430,000, effective as of January 1, 2024. Ms. Buscemi’s bonus target for fiscal year 2024 is 50% of her 2024 annual base salary.

In February 2023, we granted Ms. Buscemi a RSU award covering 80,710 shares of Class A common stock. 1/12 of the shares subject to the RSU award will vest three months after February 20, 2023 and 1/12 of the shares subject to the RSU award will vest every three months thereafter.

Potential Payments Upon Termination or Change in Control

In April 2021, we adopted the Confluent, Inc. Executive Officer Change in Control/Severance Benefit Plan (Severance Plan) that applies to all officers designated thereunder, including Mr. Kreps, Mr. Sivaram, Ms. Schultz, Mr. Verbowski, and Ms. Buscemi, each a named executive officer. Steffan Tomlinson, our former Chief Financial Officer and a named executive officer, resigned from his position as Chief Financial Officer effective August 16, 2023. Mr. Tomlinson was subject to the Severance Plan but was not eligible to receive any severance payments or benefits in connection with his resignation. In the event of an involuntary termination, including resignation for good reason, as those terms are used in the Severance Plan, that occurs during the time period commencing three months prior to and ending 12 months following the closing of a change in control, we will provide the following severance benefits, contingent upon the conditions set forth in the Severance Plan, including receiving a release of claims in favor of Confluent, compliance with any existing confidentiality agreement, and return of all company property: (i) a lump sum cash payment equal to six months of the officer’s base salary, (ii) a lump sum cash payment equal to 50% of the officer’s annual target cash bonus for the applicable fiscal year, (iii) up to six months COBRA coverage, and (iv) 50% of the officer’s unvested equity awards will vest in full and become immediately exercisable.

The Severance Plan also provides that, in the event of an involuntary termination that is not a change in control termination, we will provide the following severance benefits, contingent upon the conditions set forth in the Severance Plan: (i) a severance payment equal to six months of the officer’s base salary and (ii) up to six months of COBRA coverage.

The benefits provided under the Severance Plan supersede any severance benefit plan, policy or practice previously maintained by Confluent or change in control severance arrangements described in a participant’s offer letter with Confluent, except that, if a participant has more favorable vesting acceleration provisions in another agreement with Confluent, the most favorable vesting provisions will apply.

Potential Payments Upon Termination or Change in Control

The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described below for each of our named executive officers serving as of the end of the fiscal year ended December 31, 2023. The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on December 29, 2023 (the last business day of our fiscal year ended December 31, 2023) using the closing market price of our stock on that date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

Name	Involuntary Termination that is not a Change in Control Termination (1)						Change in Control Termination (2)
	Cash Severance ($)		Continued Benefits ($)		Equity Acceleration ($)	Total ($)	Cash Severance ($)		Continued Benefits ($)		Equity Acceleration ($)		Total ($)
Jay Kreps	32,500	(3)	13,782	(4)	—	46,282	32,500	(5)	13,782	(4)	9,676,826	(6)	9,723,108

Rohan Sivaram	205,000	(3)	117	(4)	—	205,117	309,508	(5)	117	(4)	3,091,852	(6)	3,401,477

Erica Schultz	212,500	(3)	11,727	(4)	—	224,227	425,000	(5)	11,727	(4)	5,242,033	(6)	5,678,760

Chad Verbowski	215,000	(3)	9,467	(4)	—	224,467	344,000	(5)	9,467	(4)	2,651,337	(6)	3,004,804

Stephanie Buscemi	212,500	(3)	13,782	(4)	—	226,282	318,750	(5)	13,782	(4)	2,584,966	(6)	2,917,497

(1)	An “Involuntary Termination” that is not a “Change in Control Termination” means a termination of employment that is due to a termination by Confluent without Cause, as defined in the Severance Plan.

(2)

A “Change in Control Termination” means a termination of employment that is due to a termination by Confluent without Cause, as defined in the Severance Plan, that occurs within the period commencing three (3) months prior to the closing of a Change in Control, as defined in the Severance Plan, and ending twelve (12) months immediately following the closing of a Change in Control.

(3)	Represents 6-months of the named executive officer’s salary.
(4)	Represents 6-months of the named executive officer’s COBRA benefits continuation.
(5)

Represents 6-months of the named executive officer’s salary and one-half of the named executive officer’s annual target cash bonus, as prorated for Mr. Sivaram. In the case of Mr. Sivaram, this also includes one-half of his annual target cash bonus under the corporate bonus plan for employees, as prorated.

(6)

Represents acceleration of 50% of the named executive officer’s outstanding and unvested equity awards, based on the closing price of our Class A common stock, as reported on Nasdaq, of $23.40 per share on December 29, 2023.

Pay Versus Performance
As required by Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of Confluent. For further information concerning our compensation philosophy and how we seek to align executive compensation with our performance, see the section above titled “Executive Compensation—Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for Principal Executive Officer (PEO) (1) ($)	Compensation Actually Paid to PEO (2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (4) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions) (7) ($)	Subscription Revenue (millions) (8) ($)

					Total Shareholder Return (5) ($)	Peer Group Total Shareholder Return (6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	65,000	6,074,453	5,460,988	3,095,282	51.98	127.00	(443)	729
2022	380,004	(179,776,787)	4,829,420	(56,249,311)	49.40	76.29	(453)	535

2021	29,800,458	278,164,454	993,289	137,520,813	169.35	118.79	(343)	347

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Jay Kreps (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Jay Kreps, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Kreps during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Kreps’ total compensation for fiscal year 2023 to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards (a) ($)	Equity Award Adjustments (b) ($)	Compensation Actually Paid to PEO ($)
2023	65,000	—	6,009,453	6,074,453

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” and “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Prior Fiscal Year	12/31/2022
Current Fiscal Year	12/31/2023
Fiscal Year	2023

Summary Compensation Table Total	$65,000

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	—

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$1,122,132

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$4,887,321

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—

+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—
Compensation Actually Paid	$6,074,453

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the named executive officers as a group (excluding Mr. Kreps) in the “Total” column of the Summary Compensation Table in each applicable year. The named executive officers (excluding Mr. Kreps) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Rohan Sivaram, Steffan Tomlinson, Erica Schultz, Chad Verbowski, and Stephanie Buscemi; (ii) for 2022, Steffan Tomlinson, Erica Schultz, Chad Verbowski, and Stephanie Buscemi; and (iii) for 2021, Steffan Tomlinson and Erica Schultz.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Kreps), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Kreps) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Kreps) for fiscal year 2023 to determine the average compensation actually paid, using the same methodology described above in Note (2)(a) and (2)(b):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments (a) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	5,460,988	(4,843,101)	2,477,395	3,095,282

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Prior Fiscal Year	12/31/2022
Current Fiscal Year	12/31/2023
Fiscal Year	2023

Summary Compensation Table Total	$5,460,988

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(4,843,101)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$3,216,321

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$129,117

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$386,334

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$1,810,270

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(3,064,646)

+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—
Compensation Actually Paid	$3,095,282

(5)
Cumulative total shareholder return (TSR) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period. Each measurement period commenced on June 24, 2021, which is the first trading day after the effective date of the registration statement filed in connection with our initial public offering.

(6)	Represents the peer group TSR. The peer group used for this purpose is the following published industry index: Nasdaq Computer Index.
(7)
The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for the applicable year. We are a high-growth company that invests heavily in our go-to-market
efforts. Consequently, we did not use net income (loss) as a performance measure in our executive compensation program.

(8)
Our subscription revenue consists of revenue from our Confluent Platform term-based licenses and post-contract customer support, maintenance, and upgrades, and our Confluent Cloud SaaS offering. Subscription revenue was $729 million in 2023, $535 million in 2022, and $347 million in 2021.

Performance Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a long-term, performance-driven philosophy. The measures that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our named executive officers to maximize stockholder value. The following table is an unranked list of the most important financial performance measures used by us to link fiscal year 2023 compensation actually paid to our non-PEO
named executive officers to our performance:

•	Subscription revenue

•	Non-GAAP operating loss

Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a long-term, performance-driven philosophy. While we utilize several performance measures to align executive compensation with our performance, all such measures are not presented in the Pay versus Performance table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table:
Net Income (Loss) and Compensation Actually Paid
In 2023, as a high-growth company, we emphasized subscription revenue growth as a performance measure. Consequently, while we began also using non-GAAP
operating loss as a performance measure in addition to subscription revenue, we did not use net income (loss) as a performance measure in our executive compensation program in 2023. Given this, we do not believe there is any meaningful relationship between our net income (loss) and compensation actually paid to our named executive officers during the periods presented.
Compensation Actually Paid and Subscription Revenue
The chart below shows the relationship between the compensation actually paid to Mr. Kreps and the average compensation actually paid to our other named executive officers, on the one hand, and our subscription revenue over the years presented in the table, on the other.

Compensation Actually Paid and Cumulative TSR
The chart below shows the relationship between the compensation actually paid to Mr. Kreps and the average compensation actually paid to our other named executive officers, on the one hand, and our cumulative TSR over the years presented in the table and the TSR of our peer group over the years presented in the table, on the other.

Cumulative TSR of Confluent and Cumulative TSR of the Peer Group
The chart below shows the relationship between our cumulative TSR to the cumulative TSR of the companies in the Nasdaq Computer Index. The cumulative TSR is measured from June 24, 2021, which is the first trading day after the effective date of the registration statement filed in connection with our initial public offering.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any of Confluent’s filings made under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent Confluent specifically incorporates such information by reference.
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation
S-K,
presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (except our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
For fiscal year 2023,

•	the annual total compensation of our median employee was $239,849; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $65,000.
Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 0.27 to 1.
We identified our median compensated employee from all full-time and part-time employees who were included as employees on our payroll records as of a determination date of October 1, 2023. We did not include any contractors or other non-employee
workers in our employee population. We used a consistently applied compensation measure consisting of annualized base salary, annual bonus or commission targets, and the grant date value of equity awards granted between January 1, 2023 and November 1, 2023.
Non-United
States employees’ pay was converted to U.S. dollar equivalents using applicable exchange rates as of the determination date. We did not make any cost-of-living
adjustments for employees outside of the U.S.
Our employee population as of the determination date consisted of an even number of individuals. Given the even number of employees included in our population, we had two median employees from which we selected the employee with the lower total annual compensation to compute the pay ratio. We then calculated annual total compensation for this employee, who is based in the United States, using the same methodology used to calculate annual total compensation for the named executive officers as set forth in the Summary Compensation Table. We determined that the employee’s annual total compensation for the year ended December 31, 2023 was $239,849.

Limitations of Liability and Indemnification Matters

Our Amended and Restated Certificate of Incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law allows a corporation to provide that its directors will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Amended and Restated Certificate of Incorporation authorizes us to indemnify our directors, officers, and other agents to the fullest extent permitted by Delaware law. Our Amended and Restated Bylaws provide that we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law and may indemnify our other officers, employees, and agents. Our Amended and Restated Bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity. We have entered into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in connection with any action, proceeding, or investigation. We believe that our Amended and Restated Certificate of Incorporation and these Amended and Restated Bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2023. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders(4)	54,826,939	$7.98	45,455,274

Equity plans not approved by stockholders	—	—	—

(1)

Includes the 2014 Plan and the 2021 Plan, but does not include future rights to purchase Class A common stock under our 2021 Employee Stock Purchase Plan (2021 ESPP), which depend on a number of factors described in our 2021 ESPP and will not be determined until the end of the applicable purchase period.

(2)	The weighted-average exercise price excludes any outstanding RSUs, which have no exercise price.
(3)

Includes the 2021 Plan and the 2021 ESPP. Stock options, RSUs, or other stock awards granted under the 2014 Plan that are forfeited, terminated, expired, repurchased, or withheld or reacquired to satisfy an exercise or purchase price or tax withholding obligation become available for issuance under the 2021 Plan.

(4)

The 2021 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the total number of shares of Class A common stock and Class B common stock outstanding on December 31 of the preceding year; provided that our Board of Directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Class A common stock. In addition, the 2021 ESPP provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of Class A common stock and Class B common stock outstanding on December 31 of the preceding year, and (ii) 7,743,863 shares of Class A common stock; or such lesser number of shares of Class A common stock as determined by our Board of Directors prior to January 1st of a given year. Accordingly, on January 1, 2024, the number of shares of Class A common stock available for issuance under the 2021 Plan and the 2021 ESPP increased by 15,575,577 shares and 3,115,115 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2024 by:

•	each named executive officer;

•	each of our directors;

•	our directors and executive officers as a group; and

•	each person or entity known by us to own beneficially more than 5% of our capital stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 244,079,585 shares of Class A common stock and 73,182,995 shares of Class B common stock outstanding as of March 31, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or would be exercisable or would vest based on service-based vesting conditions within 60 days of March 31, 2024, and any shares issuable upon the vesting of RSUs within 60 days of March 31, 2024. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock, subject to individual beneficial ownership limitations described further in the applicable footnotes to the table below.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Confluent, Inc., 899 W. Evelyn Avenue, Mountain View, California 94041.

	Shares Beneficially Owned				% of Total Voting Power(1)
Name of Beneficial Owner	Class A		Class B
	Shares	%	Shares	%
Directors and Named Executive Officers
Jay Kreps(2)	—	*	25,220,789	31.9	24.4
Rohan Sivaram(3)	143,663	*	152,626	*	*
Steffan Tomlinson(4)	6,877	*	150,425	*	*
Erica Schultz(5)	437,787	*	1,549,759	2.1	1.6
Stephanie Buscemi(6)	34,186	*	937,692	1.3	*
Chad Verbowski(7)	244,737	*	—	*	*
Lara Caimi(8)	—	*	239,357	*	*
Jonathan Chadwick(9)	10,129	*	532,000	*	*
Alyssa Henry(10)	7,688	*	250,000	*	*
Matthew Miller(11)(18)	244,830	*	8,602,197	11.8	8.8
Neha Narkhede(12)	8,512	*	2,863,199	3.8	2.9
Greg Schott(13)	2,466	*	450,944	*	*
Eric Vishria(14)	1,432,973	*	—	*	*
Michelangelo Volpi(15)	465,111	*	—	*	*
All directors and executive officers as a group (13 persons)(16)	3,032,082	1.2	40,798,563	48.5	36.0

	Shares Beneficially Owned				% of Total Voting Power(1)
Name of Beneficial Owner	Class A		Class B
	Shares	%	Shares	%
5% Stockholders
Jay Kreps(2)	—	*	25,220,789	31.9	24.4
Entities affiliated with Index(17)	—	*	4,472,760	6.1	4.6
Entities affiliated with Jun Rao(18)	—	*	23,795,418	32.5	24.4
Entities affiliated with Sequoia Capital(19)	—	*	8,602,197	11.8	8.8
T. Rowe Price Associates, Inc.(20)	14,994,745	6.1	—	*	1.5
Altimeter Capital Management, LP(21)	14,729,458	6.0	—	*	1.5
Trouvaille ANK Trust(22)	—	*	8,539,319	11.7	8.8
Trouvaille Investments Holdings Ltd.(23)	—	*	6,368,519	8.7	6.5
The Vanguard Group(24)	19,071,645	7.8	—	*	2.0
JPMorgan Chase & Co.(25)	21,550,684	8.8	—	*	2.2
BlackRock, Inc. (26)	13,487,036	5.5	—	*	1.4
FMR LLC(27)	12,391,661	5.1	—	*	1.3

*	Represents ownership of less than 1%.
(1)

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)

Includes (i) 17,272,500 shares of Class B common stock held by Mr. Kreps directly, (ii) 149,984 shares of Class B common stock held by a revocable trust, for which Mr. Kreps and his spouse serve as trustees and exercise shared voting and dispositive control over such shares, (iii) 2,000,000 shares of Class B common stock held by family trusts, for which Mr. Kreps and his spouse serve as trustees and exercise shared voting and dispositive control over such shares, and (iv) 5,798,305 shares of Class B common stock subject to stock options held by Mr. Kreps that are exercisable within 60 days of March 31, 2024, of which 4,841,909 shares will be vested as of such date.

(3)

Includes (i) 106,413 shares of Class A common stock held by a living trust, for which Mr. Sivaram and his spouse serve as co-trustees and exercise shared voting and dispositive control over the shares held by the trust, (ii) 37,250 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024, (iii) 147,813 shares of Class B common stock subject to stock options held by Mr. Sivaram that are exercisable within 60 days of March 31, 2024, of which 125,417 shares will be vested as of such date, and (iv) 4,813 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024.

(4)

Includes (i) 6,877 shares of Class A common stock held directly by Mr. Tomlinson and (ii) 150,425 shares of Class B common stock held by a family trust, for which Mr. Tomlinson and his spouse serve as trustees. Mr. Tomlinson, as co-trustee of the family trust, shares voting and dispositive power over the shares held by the trust.

(5)

Includes (i) 32,434 shares of Class A common stock held directly by Ms. Schultz, (ii) 79,091 shares of Class A common stock held by an annuity trust, for which Ms. Schultz serves as trustee, (iii) 11,500 shares of Class A common stock held by a revocable trust, for which Ms. Schultz and her spouse serve as co-trustees, (iv) 200,000 shares of Class A common stock held by an irrevocable family trust, for which Ms. Schultz acts as investment advisor, (v) 55,422 shares of Class A common stock held by an annuity trust, for which Ms. Schultz serves as trustee, (vi) 40,487 shares of Class A common stock held by an irrevocable trust, for which Ms. Schultz acts as investment advisor, (vii) 18,853 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024, and (viii) 1,549,759 shares of Class B common stock subject to stock options held by Ms. Schultz that are exercisable within 60 days of March 31, 2024, of which all shares will be vested as of such date. Ms. Schultz, as co-trustee of the revocable trust, shares voting and dispositive power over the shares held by the trust. Ms. Schultz, as trustee of the annuity trusts and as investment advisor of the irrevocable family trusts, has sole voting and dispositive power over the shares held by each of these trusts, respectively.

(6)

Includes (i) 23,690 shares of Class A common stock held by Ms. Buscemi, (ii) 10,496 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024, and (iii) 937,692 shares of Class B common stock subject to stock options held by Ms. Buscemi that are exercisable within 60 days of March 31, 2024, of which 677,222 shares will be vested as of such date.

(7)

Includes (i) 211,571 shares of Class A common stock held by Mr. Verbowski and (ii) 33,166 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024.

(8)	Includes 239,357 shares of Class B common stock held by Ms. Caimi, of which 43,940 shares will be unvested and remain subject to a right of repurchase by us within 60 days of March 31, 2024.
(9)	Includes (i) 10,129 shares of Class A common stock held by Mr. Chadwick and (ii) 532,000 shares of Class B common stock held by Mr. Chadwick.
(10)

Includes (i) 7,688 shares of Class A common stock held by Ms. Henry and (ii) 250,000 shares of Class B common stock subject to stock options held by Ms. Henry that are exercisable within 60 days of March 31, 2024, of which 187,500 shares will be vested as of such date.

(11)

Includes (i) 244,627 shares of Class A common stock held by a personal trust, for which Mr. Miller serves as trustee and exercises shared voting and dispositive power over such shares, and (ii) 203 shares of Class A common stock held by a family trust, for which Mr. Miller’s spouse serves as trustee and exercises sole dispositive power over such shares.

(12)

Includes (i) 7,688 shares of Class A common stock held by Ms. Narkhede, (ii) 824 shares of Class A common stock held by a revocable trust, for which Ms. Narkhede and her spouse serve as trustees and share dispositive control over such shares, (iii) 1,083,729 shares of Class B common stock held by Ms. Narkhede, and (iv) 1,779,470 shares of Class B common stock subject to stock options held by Ms. Narkhede that are exercisable within 60 days of March 31, 2024, of which 1,467,984 shares will be vested as of such date.

(13)

Includes (i) 2,466 shares of Class A common stock held by a personal trust, for which Mr. Schott serves as trustee and exercises sole voting and dispositive power, and (ii) 450,944 shares of Class B common stock subject to stock options held by Mr. Schott that are exercisable within 60 days of March 31, 2024, all of which will be vested as of such date.

(14)	Includes 1,432,973 shares of Class A common stock held by entities controlled by Mr. Vishria, over which he has sole voting and dispositive power.
(15)

Includes (i) 302,306 shares of Class A common stock held by Mr. Volpi and (ii) 162,805 shares of Class A common stock held by a family trust, for which Mr. Volpi serves as trustee and exercises shared voting and dispositive power over such shares.

(16)

Consists of (i) 2,932,317 shares of Class A common stock beneficially owned by our current executive officers and directors, (ii) 99,765 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024, (iii) 29,879,767 shares of Class B common stock beneficially owned by our current executive officers and directors, of which 43,940 shares will be unvested and remain subject to repurchase by us within 60 days of March 31, 2024, (iv) 4,813 shares of Class B common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2024, and (v) 10,913,983 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2024, of which 9,300,735 shares will be vested as of such date.

(17)

Consists of (i) 3,388,057 shares of Class B common stock held directly by Index Ventures VII (Jersey) L.P. (Index Ventures VII), (ii) 83,952 shares of Class B common stock held directly by Index Ventures VII Parallel Entrepreneur Fund (Jersey), L.P. (Index Ventures VII Parallel and together with Index Ventures VII, the Index VII Funds), and (iii) 68,987 shares of Class B common stock held directly by Yucca (Jersey) SLP (Yucca), and (iv) 931,764 shares of Class B common stock held directly by Index Ventures Growth IV (Jersey), L.P. (Index Growth IV). Index Venture Growth Associates IV Limited (IVGA IV, and together with the Index VII Funds, the Index Venture Funds) is the managing general partner of Index Growth IV and may be deemed to have voting and dispositive power over the shares held by such fund. Index Ventures Associates VII Limited (IVA VII) is the managing general partner of the Index VII Funds and may be deemed to have voting and dispositive power over the shares held by those funds. Yucca administers the co-investment vehicle that is contractually required to mirror the investments of the Index Venture Funds. As a result, each of IVA VII and IVGA IV may be deemed to have voting and dispositive power over Yucca’s shares by virtue of their voting and dispositive power over the shares owned by the Index Venture Funds. David Hall, Phil Balderson, Brendan Boyle and Nigel Greenwood are the members of the board of directors of IVGA IV and IVA VII, and investment and voting decisions with respect to the shares over which IVGA IV and IVA VII may be deemed to have voting and dispositive power are made by such directors collectively. Michelangelo Volpi, a member of our Board of Directors, is a partner within the Index Ventures Group but does not hold voting or dispositive power over the shares held by the Index funds. The address for each of these entities is 44 Esplanade, St. Helier, Jersey, Channel Islands JE4 9WG.
(18)

Consists of (i) 20,618,152 shares of Class B common stock held by Jun Rao’s family trust, for which Mr. Rao and his spouse serve as trustees, (ii) 1,430,475 shares of Class B common stock held by Mr. Rao’s GRAT, for which Mr. Rao serves as trustee, (iii) 1,430,475 shares of Class B common stock held by Mr. Rao’s spouse’s GRAT, for which Mr. Rao’s spouse serves as trustee, and (iv) 316,316 shares of Class B common stock held by a GST trust, for which Mr. Rao and his spouse serve as trustees. Mr. Rao has sole voting and dispositive power over the shares held by Mr. Rao’s GRAT and has shared voting and dispositive power over the shares held by Mr. Rao’s family trust, Mr. Rao’s spouse’s GRAT and the GST trust (collectively, the Rao Trusts). The shares of Class B common stock held by the Rao Trusts are subject to a 4.99% beneficial ownership blocker (the Rao Blocker) and as a result, the Class B common stock held by the Rao Trusts may not be converted to Class A common stock to the extent that the Rao Trusts would beneficially own more than 4.99% of our Class A common stock outstanding immediately after giving effect to the conversion. As of March 31, 2024, as a result of the Rao Blocker, 10,976,168 shares of Class B common stock held by the Rao Trusts could not be converted into Class A common stock.

(19)

Consists of (i) 1,216,897 shares of Class B common stock held by Sequoia Capital Fund Parallel, LLC (SCFP) and (ii) 7,385,300 shares of Class B common stock held by Sequoia Capital Fund, L.P. (SCF). SC US (TTGP), Ltd. is the general partner of Sequoia Capital Fund Management, L.P., which is the general partner of SCF and the manager of SCFP. As a result, SC US (TTGP), Ltd. may be deemed to share voting and dispositive power with respect to the shares held by SCFP and SCF. Mr. Miller expressly disclaims beneficial ownership of the shares held by the Sequoia entities. The address for each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(20)

This information is based solely upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2024. Consists of 14,994,745 shares of Class A common stock beneficially owned by T. Rowe Price Associates, Inc., of which T. Rowe Price Associates, Inc. has sole voting power with respect to 4,588,472 shares of Class A common stock and sole dispositive power with respect to 14,994,745 shares of Class A common stock. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(21)

This information is based upon a Schedule 13G/A filed by Altimeter Capital Management, LP with the SEC on February 14, 2024. Consists of 14,729,458 shares of Class A common stock beneficially owned and held of record by several private funds for which Altimeter Capital Management, LP (the Investment Manager) serves as the investment manager. Altimeter Capital Management General Partner LLC (the General Partner) serves as the sole general partner of the Investment Manager. Brad Gerstner is the sole managing principal of the General Partner and the Investment Manager. As a result, the General Partner, Investment Manager and Brad Gerstner may be deemed to have shared voting and dispositive power with respect to 14,729,458 shares of Class A common stock. The address of each of these entities is One International Place, Suite 4610, Boston, MA 02110.

(22)

Represents 8,539,319 shares of Class B common stock held by the Trouvaille ANK Trust (the ANK Trust). David Stein serves as trustee and has sole voting and dispositive power over the shares held by the ANK Trust. These shares are held for the benefit of certain family members of Ms. Narkhede, but Ms. Narkhede does not exercise any voting or dispositive power over the shares held by the ANK Trust. The address for the ANK Trust is c/o David Stein, Trustee, 157 Church St., 12th Floor, New Haven, CT 06510.

(23)

Represents 6,368,519 shares of Class B common stock held by Trouvaille Investments Holdings Ltd. (Trouvaille). Woodbourne Corporation (BVI) Ltd. has sole voting and dispositive power over the shares held by Trouvaille. Trouvaille is owned by a trust for the benefit of certain family members of Ms. Narkhede, but Ms. Narkhede does not exercise any voting or dispositive power over the shares held by Trouvaille or over Trouvaille itself. The address for Trouvaille is Woodbourne Hall, Road Town, Tortola, British Virgin Islands.

(24)

This information is based solely upon a Schedule 13G/A filed by The Vanguard Group (Vanguard) with the SEC on February 13, 2024. Consists of 19,071,645 shares of Class A common stock beneficially owned by

Vanguard, of which Vanguard has shared voting power with respect to 116,683 shares of Class A common stock, sole dispositive power with respect to 18,793,597 shares of Class A common stock, and shared dispositive power with respect to 278,048 shares of Class A common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(25)

This information is based solely upon a Schedule 13G/A filed by JPMorgan Chase & Co. (JPM) with the SEC on January 18, 2024. Consists of 21,550,684 shares of Class A common stock beneficially owned by JPM, of which JPM has sole voting power with respect to 17,234,042 shares of Class A common stock and sole dispositive power with respect to 21,527,348 shares of Class A common stock. The address of JPM is 383 Madison Avenue, New York, NY 10179.

(26)

This information is based solely upon a Schedule 13G filed by BlackRock, Inc. (BlackRock) with the SEC on January 29, 2024. Consists of 13,487,036 shares of Class A common stock beneficially owned by BlackRock, of which BlackRock has sole voting power with respect to 12,727,586 shares of Class A common stock and sole dispositive power with respect to 13,487,036 shares of Class A common stock. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(27)

This information is based solely upon a Schedule 13G filed by FMR LLC (FMR) with the SEC on February 9, 2024. Consists of 12,391,661 shares of Class A common stock beneficially owned by FMR, of which FMR has sole voting power with respect to 12,361,010 shares of Class A common stock and sole dispositive power with respect to 12,391,661 shares of Class A common stock. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR and may be deemed to have sole dispositive power over the shares held by FMR. The address of FMR is 245 Summer Street, Boston, MA 02210.

TRANSACTIONS WITH RELATED PERSONS

Investor Rights Agreement

We are party to an Amended and Restated Investor Rights Agreement, or IRA, with certain holders of our capital stock, including Benchmark Capital Partners VIII, L.P. and entities affiliated with Index and Sequoia Capital, which each held greater than 5% of our outstanding capital stock during the last fiscal year and are affiliated with members of our Board of Directors, as well as other holders of our capital stock, and Mr. Kreps, Ms. Narkhede, and Mr. Rao and their respective affiliates. The IRA provides certain holders of our capital stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors, and our Amended and Restated Bylaws provide that we will indemnify each of our directors and executive officers to the fullest extent permitted under Delaware law. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by our Board of Directors. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them in certain circumstances. For more information regarding these agreements, see the section titled “Executive Compensation-Limitations of Liability and Indemnification Matters.”

Policies and Procedures for Transactions with Related Persons

Our Board of Directors has adopted a written Related Person Transactions Policy setting forth the policies and procedures for the identification, review, and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we are or will be a participant, a related person has a direct or indirect material interest, and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest. In reviewing and approving any such transactions, our Audit Committee will consider all relevant facts and circumstances as appropriate, such as whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, whether there are business reasons for Confluent to enter into the transaction, whether the transaction would impair the independence of an outside director, and whether the transaction would present an improper conflict of interest for a director or executive officer.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokerage firms) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokerage firms with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your brokerage firm that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your brokerage firm or us. Direct your written request to us to: Legal Department, Confluent, Inc., 899 W. Evelyn Avenue, Mountain View, California 94041 or via email to CLO@confluent.io, or call 1-800-439-3207. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokerage firm.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with his best judgment.

Jay Kreps

Chief Executive Officer and Chairman

April 24, 2024

We have filed our Annual Report on Form 10-K for the year ended December 31, 2023 with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Stockholders can also access this Proxy Statement and our Annual Report on Form 10-K at https://investors.confluent.io/. A copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules therein, for the year ended December 31, 2023 is also available without charge upon written request to us to: Legal Department, Confluent, Inc., 899 W. Evelyn Avenue, Mountain View, California 94041 or via email to CLO@confluent.io.

APPENDIX A

Statement Regarding Use of Non-GAAP Financial Measures

This Proxy Statement includes the following non-GAAP financial measures, which should be viewed as an addition to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP.

•

Non-GAAP Operating Loss. Non-GAAP operating loss is defined as GAAP operating loss adjusted for stock-based compensation expense, employer taxes on employee stock transactions, amortization of acquired intangibles, acquisition-related expenses, and restructuring and other related charges.

•	Non-GAAP Operating Margin. Non-GAAP operating margin is defined as non-GAAP operating loss as a percentage of revenue.

We use these measures internally to facilitate analysis of our financial and business trends and for internal planning and forecasting purposes. We believe these measures may be helpful to investors because they provide consistency and comparability with past financial performance by excluding certain items that may not be indicative of our business, results of operations, or outlook.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Our presentation of non-GAAP financial measures may not be comparable to similar measures used by other companies. We encourage stockholders to carefully consider our GAAP results, as well as our supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand our business. Please see the table below for the reconciliation of GAAP and non-GAAP results.

GAAP to Non-GAAP Reconciliation

(in thousands, except for percentages)

	Year Ended December 31,		Change
	2022	2023	$
Reconciliation of GAAP operating loss to non-GAAP operating loss:
Operating loss on a GAAP basis	$(462,674)	$(478,773)	$(16,099)
GAAP operating margin	(79.0)%	(61.6)%	17.4%
Add: Stock-based compensation expense	277,656	349,833	72,177
Add: Employer taxes on employee stock transactions	7,010	11,031	4,021
Add: Amortization of acquired intangibles	—	564	564
Add: Acquisition-related expenses	1,104	25,147	24,043
Add: Restructuring and other related charges	—	34,854	34,854

Non-GAAP operating loss	$(176,904)	$(57,344)	$119,560

Non-GAAP operating margin	(30.2)%	(7.4)%	22.8%

	Three Months Ended December 31,		Change
	2022	2023	$
Reconciliation of GAAP operating loss to non-GAAP operating loss:
Operating loss on a GAAP basis	$(114,985)	$(84,680)	$30,305
GAAP operating margin	(68.2)%	(39.7)%	28.5%
Add: Stock-based compensation expense	76,028	88,871	12,843
Add: Employer taxes on employee stock transactions	1,532	1,296	(236)
Add: Amortization of acquired intangibles	—	195	195
Add: Acquisition-related expenses	1,104	5,567	4,463

Non-GAAP operating (loss) income	$(36,321)	$11,249	$47,570

Non-GAAP operating margin	(21.5)%	5.3%	26.8%

SCAN TO VIEW MATERIALS & VOTE w CONFLUENT, INC. VOTE BY INTERNET 899 WEST EVELYN AVENUE—Go to Before The Meeting www.proxyvote.com or scan the QR Barcode above MOUNTAIN VIEW, CA 94041 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/CFLT2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V45763-P06259 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CONFLUENT, INC. The Board of Directors recommends you vote FOR the following: 1. Election of three Class III directors of Confluent, Inc. named in the Proxy Statement, each to hold office until the 2027 Annual Meeting of Stockholders. Nominees for election: For Withhold 1a. Lara Caimi ! ! 1b. Jonathan Chadwick ! ! 1c. Neha Narkhede ! ! For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024. ! ! ! 3. Approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement. ! ! ! NOTE: Your proxy holder will also vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V45764-P06259 CONFLUENT, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JUNE 12, 2024 The stockholder(s) hereby appoint(s) Jay Kreps and Rohan Sivaram, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of Confluent, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/CFLT2024 at 9:00 a.m., Pacific Time on June 12, 2024, and any adjournment or postponement thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and in their discretion on such other matters as may properly come before said meeting or any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side